[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIALITY HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

                                                  EXHIBIT 10.2














                     DEVELOPMENT COLLABORATION
                                AND
                         LICENSE AGREEMENT

                              BETWEEN

                            ALTEON INC.

                                AND

                          GENENTECH, INC.

                            DATED AS OF

                         DECEMBER 1, 1997

                         TABLE OF CONTENTS

                                                              Page

1.   DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . 2
     1.1    "Affiliate". . . . . . . . . . . . . . . . . . . . . 2
     1.2    "AGE". . . . . . . . . . . . . . . . . . . . . . . . 3
     1.3    "AGE-Inhibitor Assay". . . . . . . . . . . . . . . . 3
     1.4    "AGE-Inhibitor Candidate". . . . . . . . . . . . . . 3
     1.5    "Agreement . . . . . . . . . . . . . . . . . . . . . 3
     1.6    "Allocable Overhead. . . . . . . . . . . . . . . . . 3
     1.7    "Alteon. . . . . . . . . . . . . . . . . . . . . . . 4
     1.8    "ALT-946 . . . . . . . . . . . . . . . . . . . . . . 4
     1.9    "Collaborative Budget. . . . . . . . . . . . . . . . 4
     1.10   "Collaborative Plan" . . . . . . . . . . . . . . . . 4
     1.11   "Combination Product . . . . . . . . . . . . . . . . 4
     1.12   "Compound" . . . . . . . . . . . . . . . . . . . . . 5
     1.13   "Development Costs . . . . . . . . . . . . . . . . . 5
     1.14   "Development Data. . . . . . . . . . . . . . . . . . 5
     1.15   "Development Programs" . . . . . . . . . . . . . . . 5
     1.16   "FDA". . . . . . . . . . . . . . . . . . . . . . . . 5
     1.17   "Field". . . . . . . . . . . . . . . . . . . . . . . 6
     1.18   "First Commercial Sale". . . . . . . . . . . . . . . 6
     1.19   "Foreign Regulatory Authority. . . . . . . . . . . . 6
     1.20   "GAAP" . . . . . . . . . . . . . . . . . . . . . . . 6
     1.21   "Genentech . . . . . . . . . . . . . . . . . . . . . 6
     1.22   "Genentech Development Budget. . . . . . . . . . . . 6
     1.23   "Genentech Development Plan" . . . . . . . . . . . . 6
     1.24   "IND . . . . . . . . . . . . . . . . . . . . . . . . 6
     1.25   "Inhibition Threshold" . . . . . . . . . . . . . . . 7
     1.26   "Indication" . . . . . . . . . . . . . . . . . . . . 7
     1.27   "Initial Indications". . . . . . . . . . . . . . . . 7
     1.28   "Joint Steering Committee" . . . . . . . . . . . . . 7
     1.29   "Licensed Know-How". . . . . . . . . . . . . . . . . 7
     1.30   "Licensed Patents" . . . . . . . . . . . . . . . . . 7
     1.31   "Licensed Product" . . . . . . . . . . . . . . . . . 8
     1.32   "Major European Country. . . . . . . . . . . . . . . 8
     1.33   "NDA . . . . . . . . . . . . . . . . . . . . . . . . 8
     1.34   "Net Sales". . . . . . . . . . . . . . . . . . . . . 8
     1.35   "Party". . . . . . . . . . . . . . . . . . . . . . . 9
     1.36   "Person" . . . . . . . . . . . . . . . . . . . . . . 9
     1.37   "Pimagedine" . . . . . . . . . . . . . . . . . . . . 9
     1.38   "Pimagedine Product" . . . . . . . . . . . . . . . . 9
     1.39   "Regulatory Approval . . . . . . . . . . . . . . . . 9
     1.40   "Retained Rights". . . . . . . . . . . . . . . . . . 9
     1.41   "Second Generation Candidate". . . . . . . . . . . . 9
     1.42   "Second Generation Compound. . . . . . . . . . . . .10
     1.43   "Second Generation Product". . . . . . . . . . . . .10
     1.44   "Selection Date" . . . . . . . . . . . . . . . . . .10
     1.45   "Stock Purchase Agreement" . . . . . . . . . . . . .10
     1.46   "Sublicensee". . . . . . . . . . . . . . . . . . . .10
     1.47   "Territory". . . . . . . . . . . . . . . . . . . . .10

                               (i)

     1.48   "Therapeutically Active. . . . . . . . . . . . . . .10
     1.49   "Third Party". . . . . . . . . . . . . . . . . . . .11
     1.50   "Third Party Manufacturer(s) . . . . . . . . . . . .11
     1.51   "Valid Claim". . . . . . . . . . . . . . . . . . . .11

2.   JOINT STEERING COMMITTEE. . . . . . . . . . . . . . . . . .11
     2.1    Creation; Meetings . . . . . . . . . . . . . . . . .11
     2.2    Activities . . . . . . . . . . . . . . . . . . . . .12
     2.3    Decision-Making Responsibility . . . . . . . . . . .13
     2.4    Objectives . . . . . . . . . . . . . . . . . . . . .14
     2.5    Decision-Making; Deadlock. . . . . . . . . . . . . .14

3.   PRODUCT DEVELOPMENT . . . . . . . . . . . . . . . . . . . .15
     3.1    Collaborative Development of Pimagedine
            in the United States . . . . . . . . . . . . . . . .15
     3.2    Joint Determination of Which AGE-Inhibitor
            Candidates to Test in AGE-Inhibitor Assay and
            How to Test Them; Joint Agreement on Which
            AGE-Inhibitor Candidates are Second
            Generation Candidates. . . . . . . . . . . . . . . .17
     3.3    Evaluation of Potential Second Generation
            Compounds for Development; Evaluation
            of Other Indications . . . . . . . . . . . . . . . .18
     3.4    Funding for Collaborative Development of
            Pimagedine and Second Generation Products. . . . . .21
     3.5    General Conduct of Collaborative Development . . . .23
     3.6    Genentech Development of Pimagedine and
            Second Generation Products in the Territory
            Outside the United States. . . . . . . . . . . . . .24
     3.7    Exchange of Data . . . . . . . . . . . . . . . . . .25
     3.8    Records. . . . . . . . . . . . . . . . . . . . . . .26
     3.9    Disagreement Regarding Development of a
            Compound for a Particular Indication . . . . . . . .26
     3.10   Substitution of Compounds and Products . . . . . . .27
     3.11   Restriction on Use of Stock Purchase
            Proceeds; Release. . . . . . . . . . . . . . . . . .27
     3.12   Right of First Negotiation for AGE-Breaker
            Candidates28 . . . . . . . . . . . . . . . . . . . . .
     3.13   Genentech Decision Not to Develop. . . . . . . . . .29

4.   GRANT OF RIGHTS; COMMERCIALIZATION; MARKETING . . . . . . .30
     4.1    License Grant. . . . . . . . . . . . . . . . . . . .30
     4.2    Sublicense Rights. . . . . . . . . . . . . . . . . .30
     4.3    Reservation of Rights; No Implied Licenses . . . . .30
     4.4    Restrictions on Alteon . . . . . . . . . . . . . . .31
     4.5    Cross-License Rights; Regulatory Filings . . . . . .32
     4.6    Commercialization Obligations of Genentech . . . . .32

                               (ii)

     4.7    Marketing Obligations. . . . . . . . . . . . . . . .33
     4.8    Supply of Products . . . . . . . . . . . . . . . . .34
     4.9    Adverse Reaction Reporting . . . . . . . . . . . . .34

5.   MILESTONE AND ROYALTY PAYMENTS. . . . . . . . . . . . . . .35
     5.1    Milestone Payments . . . . . . . . . . . . . . . . .35
     5.2    Royalty Payments . . . . . . . . . . . . . . . . . .36
     5.3    Spillover Sales. . . . . . . . . . . . . . . . . . .37
     5.4    Obligation to Pay Royalties. . . . . . . . . . . . .39
     5.5    Third Party Royalties. . . . . . . . . . . . . . . .39

6.   PAYMENTS AND REPORTS. . . . . . . . . . . . . . . . . . . .39
     6.1    Payment. . . . . . . . . . . . . . . . . . . . . . .39
     6.2    Mode of Payment. . . . . . . . . . . . . . . . . . .40
     6.3    Records Retention. . . . . . . . . . . . . . . . . .40
     6.4    Audit Request. . . . . . . . . . . . . . . . . . . .40
     6.5    Corrective Payments; Cost of Audit . . . . . . . . .41
     6.6    No Non-Monetary Consideration for Sales. . . . . . .41
     6.7    Taxes; Restrictions on Payment . . . . . . . . . . .41

7.   INDEMNIFICATION; INSURANCE. . . . . . . . . . . . . . . . .42
     7.1    Indemnification by Genentech . . . . . . . . . . . .42
     7.2    Indemnification by Alteon. . . . . . . . . . . . . .42
     7.3    Complete Indemnification . . . . . . . . . . . . . .43
     7.4    Conditions to Indemnification. . . . . . . . . . . .43
     7.5    Insurance. . . . . . . . . . . . . . . . . . . . . .43
     7.6    Survival . . . . . . . . . . . . . . . . . . . . . .44

8.   PATENTS.. . . . . . . . . . . . . . . . . . . . . . . . . .44
     8.1    Patent Prosecution and Maintenance . . . . . . . . .44
     8.2    Patent Enforcement . . . . . . . . . . . . . . . . .46
     8.3    Infringement Action by Third Parties . . . . . . . .47
     8.4    Survival . . . . . . . . . . . . . . . . . . . . . .47

9.   CONFIDENTIALITY AND NON-USE . . . . . . . . . . . . . . . .47
     9.1    Confidentiality and Non-use; Exceptions. . . . . . .47
     9.2    Authorized Disclosure. . . . . . . . . . . . . . . .48
     9.3    Publications . . . . . . . . . . . . . . . . . . . .49
     9.4    Third Party Information. . . . . . . . . . . . . . .49
     9.5    Remedies . . . . . . . . . . . . . . . . . . . . . .49
     9.6    Survival . . . . . . . . . . . . . . . . . . . . . .50

10.  TERMINATION . . . . . . . . . . . . . . . . . . . . . . . .50
     10.1   Term . . . . . . . . . . . . . . . . . . . . . . . .50
     10.2   Effect of Expiration of Term . . . . . . . . . . . .50
     10.3   Insolvency or Bankruptcy . . . . . . . . . . . . . .50
     10.4   Breach . . . . . . . . . . . . . . . . . . . . . . .51

                               (iii)

     10.5   Termination by Genentech . . . . . . . . . . . . . .53
     10.6   Discontinuance of Sales. . . . . . . . . . . . . . .53
     10.7   Additional Effects of Termination. . . . . . . . . .53
     10.8   Right to Sell Stock on Hand. . . . . . . . . . . . .54
     10.9   Termination of Sublicenses . . . . . . . . . . . . .54
     10.10  Accrued Rights, Surviving Obligations. . . . . . . .54

11.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . .55
     11.1   Relationship of Parties. . . . . . . . . . . . . . .55
     11.2   Force Majeure. . . . . . . . . . . . . . . . . . . .55
     11.3   Non-solicitation of Employees. . . . . . . . . . . .55
     11.4   Assignment . . . . . . . . . . . . . . . . . . . . .55
     11.5   Representations and Warranties . . . . . . . . . . .56
     11.6   Further Actions. . . . . . . . . . . . . . . . . . .56
     11.7   Notice . . . . . . . . . . . . . . . . . . . . . . .56
     11.8   Use of Names . . . . . . . . . . . . . . . . . . . .57
     11.9   Public Announcements . . . . . . . . . . . . . . . .57
     11.10  Costs and Expenses . . . . . . . . . . . . . . . . .57
     11.11  Waiver . . . . . . . . . . . . . . . . . . . . . . .57
     11.12  Inconsistency. . . . . . . . . . . . . . . . . . . .57
     11.13  Compliance with Law. . . . . . . . . . . . . . . . .58
     11.14  Severability . . . . . . . . . . . . . . . . . . . .58
     11.15  Amendment. . . . . . . . . . . . . . . . . . . . . .58
     11.16  Governing Law. . . . . . . . . . . . . . . . . . . .58
     11.17  Alternative Dispute Resolution . . . . . . . . . . .58
     11.18  Prevailing Party . . . . . . . . . . . . . . . . . .59
     11.19  Entire Agreement . . . . . . . . . . . . . . . . . .59
     11.20  Counterparts . . . . . . . . . . . . . . . . . . . .59
     11.21  Descriptive Headings . . . . . . . . . . . . . . . .59




                         LIST OF EXHIBITS


     EXHIBIT A           LICENSED PATENTS

     EXHIBIT B           AGE-INHIBITOR CANDIDATES

     EXHIBIT C           SECOND GENERATION CANDIDATES

     EXHIBIT D           SPILLOVER SALES AUDIT CRITERIA

                               (iv)

                     DEVELOPMENT COLLABORATION
                       AND LICENSE AGREEMENT


     THIS DEVELOPMENT COLLABORATION AND LICENSE AGREEMENT (this "Agreement") dated as of December 1, 1997 (the "Effective Date") between Alteon Inc., a Delaware corporation, having offices at 170 Williams Drive, Ramsey, New Jersey 07446 ("Alteon"), and Genentech, Inc., a Delaware corporation, having offices at One DNA Way, South San Francisco, California 94080 ("Genentech"), is entered into with reference to the following:

                      PRELIMINARY STATEMENTS

     A. Alteon has acquired, and possesses the right to license, worldwide proprietary rights to a range of health care related technologies discovered at The Rockefeller University ("Rockefeller") pursuant to that certain Research and Option Agreement dated as of March 18, 1986, as amended and assigned to Alteon (formerly known as Geritech Inc.) pursuant to an Amendment and Assignment of Research and Option Agreement dated as of September 25, 1987, as amended (the "Rockefeller Agreement"), The Picower Institute for Medical Research ("Picower") pursuant to that certain Research and License Agreement dated as of September 5, 1991, as amended (the "Picower Agreement"), Washington University ("Washington"), pursuant to that certain Research Collaboration and License Agreement dated as of June 2, 1995, as amended (the "Washington Agreement"), or at Alteon, relating to the use of Pimagedine (as defined below) and certain other compounds, including but not limited to the Second Generation Compounds (as defined below) for various potential applications, including certain applications associated with diabetic complications, aging and related conditions in humans.

     B. Alteon has entered into license arrangements for certain rights to Pimagedine and/or Second Generation Candidate(s) in particular fields and in particular countries with each of the following: (i) Yamanouchi Pharmaceutical Co., Ltd. ("Yamanouchi") pursuant to that certain Research Collaboration and Development Agreement and that certain License Agreement, each dated as of June 16, 1989, as amended (collectively, the "Yamanouchi Agreements"),
(ii) Corange International Limited ("CIL") pursuant to that certain License Agreement dated as of December 30, 1994, as amended (the "CIL Agreement"), (iii) Eryphile BV ("Eryphile") pursuant to that certain Clinical Testing Agreement and that certain Distribution Agreement, each dated as of September 25, 1995, as amended (the "Eryphile Agreements"), (iv) Applied Immunesciences, Inc. ("AIS") pursuant to that certain License Agreement dated as of September 25, 1987 (the "AIS Agreement"), and (v) IDEXX Laboratories, Inc. ("IDEXX") pursuant to that certain License and Supply Agreement dated as of June 17, 1997 (the "IDEXX Agreement").

     C. Alteon has entered into that certain Supply Agreement (the "Ganes Supply Agreement") with Ganes Chemicals, Inc. ("Ganes") dated September 12, 1997, pursuant to which Alteon has agreed to purchase from Ganes not less than * of Alteon's bulk requirements for Pimagedine.

     D. Genentech has experienced personnel and other capabilities conducive to the development and commercialization of human pharmaceuticals in the Territory, including pre-clinical and clinical testing, regulatory filings and approvals, manufacture and supply, marketing and sales.

     E. Genentech recognizes that Pimagedine and the Second Generation Candidates represent a potentially valuable source of potential products for development, commercialization, manufacture, use and sale in the Field in the Territory. Genentech is interested in obtaining an exclusive right and license to further develop and commercialize such compounds as Licensed Products in the Field in the Territory, including collaborative development with Alteon of Licensed Products in the Field in the United States.

     F. Genentech is interested in providing Alteon with funding for Alteon's collaborative work with Genentech of Licensed Products in the Field in the United States. In order to provide Alteon with such funding, Alteon and Genentech are entering into the Stock Purchase Agreement (as defined below), pursuant to which Genentech shall obtain various equity interests in Alteon, and Alteon shall sell such equity interests to Genentech.

     G. Pursuant to the terms of this Agreement, Alteon and Genentech shall also enter into the Manufacture and Supply Agreement (as defined below), pursuant to which the Parties will arrange for the supply of bulk and finished Products for pre-clinical and clinical testing, regulatory approvals and commercial sale.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties contained in this Agreement, the Parties hereby agree as follows:



1.   DEFINITIONS.

     As used in this Agreement, the following terms will have those meanings set forth in this Section 1 unless the context dictates otherwise.

     1.1 "Affiliate", with respect to any Party, shall mean any Person controlled by, or under common control with, such Party. For these purposes, "control" shall refer to: (i) the possession, directly or indirectly, of the power to direct the management or

* Confidential Treatment Requested
policies of a Person, whether through the ownership of voting securities, by contract or otherwise, or (ii) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of a Person.

     1.2    "AGE" shall mean advanced glycosylation endproduct.

     1.3 "AGE-Inhibitor Assay" shall mean an assay modified, as agreed upon by the Parties under Section 3.2(a) from time to time, from the existing assay for blocking activity developed by Alteon, which *, as more fully described in a memorandum from Alteon to Genentech dated as of December 1, 1997 regarding such AGE-inhibition assay. * The Parties shall agree on how to run any AGE-Inhibitor Assay, and how to optimize any AGE-Inhibitor Assay to measure inhibitory activity, as provided in Section 3.2(a).

     1.4 "AGE-Inhibitor Candidate" shall mean all compounds or agents, which meet all of the following criteria: (a) Alteon owns or controls (solely or jointly) or has in its possession such compound or agent, and has the right to grant licenses or sublicenses as to it, as of the Effective Date or thereafter during the term of this Agreement; (b) Alteon has any reasonable basis to believe such compound or agent has AGE-inhibitory activity; and (c) the Parties agree, in accordance with section 3.2(a), to test such compound or agent in the AGE-Inhibitor Assay, to determine its effect in blocking the formation of AGE crosslinks. Notwithstanding the foregoing, the Parties agree that ALT-946 is an AGE-Inhibitor Candidate hereunder.

     1.5 "Agreement" shall mean this Development Collaboration and License Agreement, dated as of the Effective Date, including any and all exhibits, attachments and schedules attached hereto and incorporated herein, and any valid amendments or modifications to any of the foregoing.

     1.6 "Allocable Overhead" shall mean the costs incurred by a Party or for its account that are attributable to such Party's supervisory, services, occupancy costs (including utilities, maintenance, plant management and administrative services, expenses related to environmental protection, security and surveillance, rent, insurance, depreciation and amortization of leasehold improvements) corporate bonus (to the extent not charged directly

* Confidential Treatment Requested
to a department), and its payroll, information systems, human relations or purchasing functions which are allocated to company departments based on space occupied or headcount or another activity-based method. "Allocable Overhead" shall not include any costs attributable to general corporate activities, including, without limitation, executive management, investor relations, business development, legal affairs, or finance. "Allocable Overhead" of a Party shall be derived in accordance with GAAP.

     1.7 "Alteon" shall mean Alteon Inc., a Delaware corporation, and its successors and permitted assigns hereunder.

     1.8 "ALT-946" shall mean the compound designated by Alteon as ALT-946.

     1.9 "Collaborative Budget" shall mean any budget agreed upon by the Parties for the Development Costs to be incurred by Alteon or on its behalf, and to be paid for or reimbursed by Genentech hereunder (whether directly or through purchase of stock), for the collaborative development of any Licensed Product in the Field in the United States.

     1.10 "Collaborative Plan" shall mean any work plan agreed upon by the Parties for the collaborative development of any Licensed Product in the Field in the United States. For purposes of the foregoing, the Parties have agreed upon the Initial Indications for Pimagedine for which to seek Regulatory Approval in the United States.

     1.11 "Combination Product" shall mean any Licensed Product that contains, in addition to any Compound, one (1) or more other Therapeutically Active ingredients. For any Combination Product, the Net Sales of such Combination Product in the Territory shall be calculated by multiplying the total aggregate Net Sales of such Combination Product, as determined under Section 1.34, by a fraction, the numerator of which shall be the invoice price of the Licensed Product as sold separately, and the denominator of which shall be the aggregate invoice price of all of the Therapeutically Active components of the Combination Product as sold separately, including the Licensed Product. If, in a country-by-country basis, no such separate sales are made by Genentech and/or its Sublicensee, the Net Sales of the Combination Product in such country shall be calculated by multiplying the total aggregate Net Sales of such Combination Product, as determined under Section 1.34, by a fraction, the numerator of which shall be the fully-allocated cost of the Licensed Product alone (as determined in accordance with GAAP, and the denominator of which shall be the aggregate fully-allocated cost of all of the Therapeutically Active components of the Combination Product, including the Licensed Product (as determined in accordance with GAAP.

     1.12 "Compound" shall mean (a) Pimagedine and (b) all Second Generation Candidates.

     1.13 "Development Costs" shall mean all costs and expenses paid or accrued by or on behalf of either Party (and in Genentech's case, by or on behalf of any Sublicensee) for the development of and commercialization of any Licensed Product during the term of this Agreement, at any time from the commencement of such development of such Licensed Product through the date of Regulatory Approval to market and sell such Licensed Product in the Field in the Territory. Such "Development Costs" shall include, without limitation, all direct materials costs, direct labor costs, and costs for research supplies and consulting contracts, associated with the following activities: (a) conduct of pre-clinical and clinical trials of the Licensed Product, including clinical grants, contract research organizations, clinical laboratories, travel expenses, investigator meetings, safety committee meetings, and the packaging, labeling, and delivery of Licensed Product to the study sites; (b) development of formulations of such Licensed Product for clinical testing and commercial supply, including stability, validation and scale-up studies, qualification lots, product quality testing, process equipment testing, qualification and validation, and development and validation of formulation and/or process improvements; and (c) the preparation, filing, reviewing and obtaining of all Regulatory Approvals from the FDA and Foreign Regulatory Authorities, including all data and other information for such submissions, and all regulatory, medical, product surveillance, statistical and other support for the clinical studies and regulatory filings to seek, obtain and maintain such Regulatory Approvals in order to market and sell the Licensed Product in the Field in the Territory. "Development Costs" shall include such Party's Allocable Overhead, but shall not include any costs and expenses includable in a Party's fully burdened cost of manufacture and supply of bulk and/or finished Licensed Product pursuant to the Manufacture and Supply Agreement. Each Party's Development Costs (including Allocable Overhead) shall be derived in accordance with GAAP.

     1.14 "Development Data" shall mean all relevant data, results, studies, dossiers and other information in a Party's possession or control during the term of this Agreement and that relates to the development, manufacture, supply or use of any Compound or Licensed Product which Genentech has undertaken to develop hereunder, including, without limitation, as contained in any studies, reports, publications and/or regulatory filing for any Regulatory Approval.

     1.15 "Development Programs" shall have the meaning set forth in Section 3.4(a).

     1.16   "FDA" shall mean the United States Food and Drug
Administration, or any successor thereto.

     1.17 "Field" shall mean all human pharmaceutical uses of all dosage forms of all Licensed Products, other than the Retained Rights as provided in Section 1.40. The "Field" shall include, without limitation, the treatment of diabetes and the complications of diabetes.

     1.18 "First Commercial Sale" shall mean, in each country in the Territory, the first sale of a Licensed Product to a Third Party (other than for purposes of obtaining Regulatory Approvals) in connection with the nationwide introduction of the Licensed Product by Genentech and/or its Sublicensee in such country, following receipt of all necessary Regulatory Approvals to market and sell the Licensed Product in the country, and where no such Regulatory Approval is required, the first sale of a Licensed Product in that country in connection with the nationwide introduction of the Licensed Product in that country.

     1.19 "Foreign Regulatory Authority" shall mean any applicable regulatory agency, department, bureau or other governmental entity or authority of any country or regulatory jurisdiction in the Territory outside the United States, having responsibility in such country or regulatory jurisdiction for any Regulatory Approvals of any kind applicable to the development, pre-clinical and/or clinical testing, manufacture, supply, marketing and/or sale of a Licensed Product in such country or regulatory jurisdiction.

     1.20 "GAAP" shall mean generally accepted accounting principles in the United States, consistently applied by the Party at issue (including, in the case of Genentech, its Sublicensee).

     1.21 "Genentech" shall mean Genentech, Inc., a Delaware corporation, and its successors and permitted assigns.

     1.22 "Genentech Development Budget" shall mean any budget established by Genentech for the Development Costs to be incurred by Genentech or on its behalf for the development of any Licensed Product in the Field in the Territory, or any country(ies) or jurisdiction(s) thereof, including any Collaborative Budget agreed upon by the Parties for the United States.

     1.23 "Genentech Development Plan" shall mean any plan established by Genentech for the development of any Licensed Product in the Field in the Territory, or any country(ies) or jurisdiction(s) thereof, including any Collaborative Plan agreed upon by the Parties for the United States.

     1.24 "IND" shall mean any investigational new drug application (as such terms are used in Title 21 of the United States Code of Federal Regulations) filed with the FDA seeking Regulatory Approval to clinically test a Licensed Product in the Field in humans.

     1.25 "Inhibition Threshold" shall mean, with reference to any AGE-Inhibitor Candidate as measured in any AGE-Inhibitor Assay hereunder, in each case also measuring Pimagedine as the standard of comparison, that the inhibitory activity of such AGE-Inhibitor Candidate as measured in such AGE-Inhibitor Assay is at least * of that of Pimagedine in such testing; provided, however, that if the Parties agree, in accordance with Section 3.2(a), that the range of error for the AGE-Inhibitor Assay as then in use is less than *, and agree on what the range of error for such AGE-Inhibitor Assay is, in such case the * figure herein shall be reduced to two (2) times the agreed-upon error range for such AGE-Inhibition Assay. By way of example only, if the Parties have agreed, under Section 3.2(a), that the AGE-Inhibition Assay then in use has a range of error of *, then the Inhibition Threshold for any AGE-Inhibitor Candidate as measured in such AGE-Inhibition Assay shall equal * of the inhibitory activity of Pimagedine as measured in such AGE-Inhibition Assay.

     1.26 "Indication" shall mean the primary clinical condition, end-point and/or disease state to be treated, and the entire patient population which may benefit from such treatment.

     1.27 "Initial Indications" shall mean: (a) the treatment of type I diabetics with overt nephropathy;(b) the treatment of type II diabetics with overt nephropathy; and (c) the treatment of diabetics with end stage renal disease.

     1.28 "Joint Steering Committee" shall have the meaning set forth in Section 2.1.

     1.29 "Licensed Know-How" shall mean any and all proprietary inventions, discoveries, claims, formulae, formulations, processes, methods, techniques, practices, trade secrets, technologies, specifications, designs, knowledge, know-how, data, results, pre-clinical information, clinical information, Development Data or other proprietary information, whether or not patentable, that are owned or controlled by Alteon (solely or jointly) or in Alteon's possession and as to which Alteon has the right to grant licenses or sublicenses, as of the Effective Date or thereafter during the term of this Agreement, and that relate to any Licensed Product in the Field in the Territory or to the development, manufacture, use or sale of any Licensed Product in the Field in the Territory. "Licensed Know-How" shall not include any of the foregoing that is ascertainable from publicly available information or that is known to or independently developed by Genentech without reference to any proprietary information of Alteon hereunder.

     1.30 "Licensed Patents" shall mean all patents and patent applications (including inventor's certificates and utility models) throughout the Territory, that are owned or controlled by Alteon

* Confidential Treatment Requested

(solely or jointly) or in its possession and as to which Alteon has the right to grant licenses or sublicenses, as of the Effective Date or thereafter during the term of this Agreement, and that relate to any Licensed Product in the Field in the Territory or the development, manufacture, use or sale of any Licensed Product in the Field in the Territory. "Licensed Patents" shall also include any and all extensions, renewals, substitutions, divisions, continuations, continuations-in-part, divisions, patents-of-addition, reissues, reexaminations and/or supplementary protection certificates to any of the foregoing in the Territory, as of the Effective Date or thereafter during the term of this Agreement. Exhibit A attached to and incorporated into this Agreement contains a list of all of the foregoing in existence as of the Effective
Date. During the term of this Agreement commencing with January 1, 1999, and thereafter not later than January 1 of each calendar year, the Parties shall amend this Agreement by attaching an updated Exhibit A. For purposes of this Agreement, as provided more generally in Section 4.3(c), the Parties have agreed that this
Section 1.30 shall be construed to include only those patents, patent applications, etc., that relate to Licensed Products or their development, manufacture, use or sale in the Field in the Territory, and do not include any patents, patent applications, etc., that relate to products not covered by the license hereunder (including, without limitation, any AGE breaker compounds (i.e., compounds that break rather than block or inhibit)).

     1.31 "Licensed Product" shall mean any pharmaceutical formulation in the Field that contains any Compound as a Therapeutically Active ingredient, the manufacture, use or sale of which in the Territory would either: (a) be based upon, derived from or incorporate any of the Licensed Know-How; or (b) be covered by one or more Licensed Patents and, but for this Agreement, constitute an infringement of a Valid Claim thereof. "Licensed Products" shall include any and all Pimagedine Products, Second Generation Products and Combination Products.

     1.32   "Major European Country" shall mean France, Germany,
Italy, the United Kingdom or Spain.

     1.33 "NDA" shall mean a new drug application or product license application (as such terms are used in Title 21 of the United States Code of Federal Regulations), as the case may be, filed with the FDA seeking Regulatory Approval to market and sell a Licensed Product for a particular indication in the Field in the United States.

     1.34 "Net Sales" shall mean, collectively, the gross invoiced sales price of all Licensed Products sold or commercially disposed of for value by Genentech and/or any Sublicensee to any Third Party in the Territory, less the sum of (a) and (b), as determined under GAAP, where: (a) is a provision for (i) trade, cash and quantity discounts or rebates on Licensed Products (other than price discounts granted at the time of invoicing and included in the determination of the gross invoiced sales price), (ii) credits or allowances given or made for rejection or return of, and for uncollectible amounts on, previously sold Licensed Products, retroactive price reductions (including Medicare and similar rebates), or for wastage replacement or indigent patient programs,
(iii) any tax, duty, tariff or other governmental charges (including any tax such as a value added tax), other than an income tax, levied on the sale, transportation or delivery of a Licensed Product and borne by the seller thereof, and (iv) any charges allowed or prepaid for freight, insurance costs or other transportation costs billed to the final customer; and (b) is a periodic adjustment to the provision determined in clause (a) to reflect amounts actually incurred under clauses (a) (i), (ii), (iii) and (iv). "Net Sales" of any Combination Product shall be determined in accordance with Sections 1.11 and 1.34.

     1.35 "Party" shall mean Alteon or Genentech and, when used in the plural, shall mean Alteon and Genentech.

     1.36 "Person" shall mean any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or any agency or political subdivision thereof.

     1.37 "Pimagedine" shall mean the compound commonly known as pimagedine, and also known as aminoguanidine hydrochloride.

     1.38 "Pimagedine Product" shall mean any Licensed Product that contains Pimagedine as a Therapeutically Active ingredient.

     1.39 "Regulatory Approval" shall mean any and all approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any kind of the FDA or any Foreign Regulatory Authority necessary for the marketing and sale, and manufacture if necessary, of a Licensed Product in any country or regulatory jurisdiction in the Territory. "Regulatory Approval" in the United States shall include, without limitation, FDA approval of an NDA.

     1.40 "Retained Rights" shall mean (a) all topical dosage forms of Licensed Products for topical applications, (b) all inhalation dosage forms of Licensed Products for inhalation applications, and (c) all non-human applications of Licensed
Products; provided, however, that in each case such forms and applications comply with the other terms of this Agreement including
Section 4.4.

     1.41 "Second Generation Candidate" shall mean any and all AGE-Inhibitor Candidates that meet all of the following criteria:(a) the AGE-Inhibitor Candidate, as run in the AGE-Inhibitor
Assay, has inhibitory activity as measured in such AGE-

Inhibitory Assay that the Parties agree, under Section 3.2(b), is equal to or in excess of the Inhibition Threshold; and (b) the Parties agree, in accordance with Section 3.2(b), on such results themselves, and that the AGE-Inhibitor Candidate is thereby a "Second Generation Candidate" for purposes of this Agreement, including the license grant to Genentech hereunder. Notwithstanding the foregoing, the Parties agree that ALT-946 is a Second Generation Candidate hereunder.

     1.42 "Second Generation Compound" shall mean any compound or agent which is a Second Generation Candidate and which the Parties agree in writing to develop in collaboration pursuant to Section 3.3 of this Agreement, or that Genentech elects to develop pursuant to
Section 3.6 of this Agreement.

     1.43   "Second Generation Product" shall mean any Licensed
Product that contains a Second Generation Compound as a Therapeutically Active ingredient.

     1.44 "Selection Date" shall mean, for the collaborative development of a particular Compound for a particular indication in the Field in the United States, the date by which: (a) Genentech has selected the Compound for development for a particular indication, except in the case of Pimagedine, which the Parties deem to be selected for development for the Initial Indications as of the Effective Date; and (b) the Parties have agreed upon a Collaborative Development Plan and Collaborative Development Budget for such development in the United States. For the development by Genentech of a particular Compound for a particular indication in the Field in the Territory outside the United States, the "Selection Date" shall mean the date by which: (i) Genentech has selected the Compound for development for a particular indication; and (ii) Genentech has established a Genentech Development Plan and Genentech Development Budget for such in the Territory outside the United States.

     1.45 "Stock Purchase Agreement" shall mean that certain Stock Purchase Agreement, dated of the Effective Date, between Alteon and Genentech, including any and all exhibits, attachments and schedules attached hereto and incorporated herein, and any valid amendments or modifications to any of the foregoing.

     1.46 "Sublicensee" shall mean any Affiliate or Third Party who is granted sublicense rights by Genentech pursuant to Section
4.2.

     1.47 "Territory" shall mean the entire world except Japan, South Korea, the Republic of China (Taiwan), The People's Republic of China, Israel, Bulgaria, Cyprus, Jordan and South Africa.

     1.48 "Therapeutically Active" shall mean that a compound or agent has biologic activity in vivo as a therapeutic agent, and shall not include any diluent, vehicle, adjuvant or other ingredient (other than a Licensed Product) that does not have any, or has only incidental, therapeutic properties when present alone.

     1.49 "Third Party" shall mean any Person who or which is neither a Party nor an Affiliate of a Party.

     1.50 "Third Party Manufacturer(s)" shall have the meaning set forth in Section 2.2(e).

     1.51 "Valid Claim" shall mean a claim of any Licensed Patent that (a) has not been held invalid, unpatentable or unenforceable by final decision of a court or other governmental agency of competent jurisdiction, which decision is unappealable or is not appealed within the time allowed for appeal, (b) is not rendered or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, and (c) is not the subject of an open interference proceeding.


2.   JOINT STEERING COMMITTEE.

     2.1    Creation; Meetings.

            (a) Alteon and Genentech shall establish a joint steering committee (the "Joint Steering Committee"), which shall consist of an equal number, up to a maximum of three (3), of representatives appointed by each of the Parties. Within thirty
(30) days after the execution of this Agreement by both Parties, Alteon and Genentech shall determine the number of representatives to be appointed initially to the Joint Steering Committee, and each shall appoint its representatives to serve on the Committee. It is anticipated that each of the Parties shall designate at least one representative with clinical development expertise. The Joint Steering Committee shall be co-chaired by a representative of each of Alteon and Genentech, as designated from time to time. Representative(s) designated by the Joint Steering Committee from time to time shall be the Secretary or co-Secretaries of the Joint Steering Committee. Each Party may designate appropriate personnel who shall assist the representatives of the Parties, and the Joint Steering Committee may create subcommittees from time to time, with each subcommittee to consist of an equal number of members designated by each of Alteon and Genentech. Each Party shall be free to change its representatives on the Joint Steering Committee and/or any subcommittee, on notice to the other Party. The Joint Steering Committee shall exist until the expiration or termination of this Agreement.

            (b) The Joint Steering Committee will meet at least once each calendar quarter during the term of this Agreement, or more or less frequently as the Parties may mutually agree is appropriate from time to time, at such dates and times as are agreed to by the Parties. Meetings in person shall alternate between the offices of the Parties or such other place as may be mutually agreed upon. The Joint Steering Committee may also convene or be polled or consulted from time to time by means of telecommunications or correspondence. The Secretary or co-Secretaries of the Joint Steering Committee will prepare written minutes of each meeting and a written record of all decisions, whether made at a formal meeting or by other consultation. A quorum for a meeting shall require each Party to be represented by at least a majority of the then-designated number of representatives on the Committee (e.g., one if each Party has two representatives, two if each Party has at least three members).

     2.2 Activities. Subject to the other terms of this Agreement, the Joint Steering Committee shall oversee the collaborative development by the Parties of Licensed Products in the Field in the United States, from the commencement of any such collaborative efforts through the date of Regulatory Approval to market and sell any such Pimagedine Product and/or Second Generation Product in the Field in the United States; and after any such Regulatory Approval to market and sell in the United States, the Parties shall continue to collaborate in complying with all regulatory requirements of maintaining such Regulatory Approvals (including post-marketing surveillance and adverse event reporting), and on collaborative development by the Parties of such Licensed Products for marketing and sale in the United States for additional indications in the Field. The Joint Steering Committee shall also provide the forum for Genentech to review with and update Alteon regarding Genentech's development of Licensed Products in the Field in the Territory outside the United States, and regarding Genentech's marketing plans, launches of Licensed Product and other commercialization efforts relating to all Licensed Products in the Field in the Territory. The Joint Steering Committee's activities shall include the following, as described in greater detail in Sections 3 and 4.8:

            (a) planning, mutual agreement, implementation and supervision of all development of Pimagedine Products in the Field in the United States for the Initial Indications:

            (b) planning, mutual agreement, implementation and supervision of all development of Pimagedine Products in the Field in the United States for indications other than the Initial
Indications;

            (c) planning, mutual agreement, implementation and supervision of collaborative development of any Second Generation
Product in the Field in the United States for any potential indications;

            (d) jointly preparing, reviewing, approving and filing any IND, NDA or other submission seeking any Regulatory Approval for any Licensed Product in the Field in the United States, and coordinating any Genentech submission seeking any Regulatory Approval for any Licensed Product in the Field in the Territory outside the United States;

            (e) planning, mutual agreement, implementation and supervision of satisfactory arrangements for the manufacture and supply to the Parties for their respective needs of bulk Compounds and/or Licensed Products in finished form, pursuant to Section 4.8, including mutual review and approval of third party manufacturers (such approved manufacturers being, individually, a "Third Party Manufacturer", and collectively the "Third Party Manufacturers");

            (f) reviewing with Alteon of Genentech's planning, implementation and performance of all development of Licensed
Products in the Field in the Territory outside the United States, including all Genentech Development Budgets and Genentech
Development Plans;

            (g) reviewing with Alteon of Genentech's planning, implementation and performance of pricing, launch, marketing, distribution and sales of Licensed Products in the Territory;

            (h) providing a general mechanism for the exchange of information, ideas and strategies with regard to the development and commercialization of Licensed Products in the Territory; and

            (i) attempting to resolve any disputes between the Parties, subject to Sections 2.5 and 11.17.

     In addition, the Joint Steering Committee shall have such other responsibilities as the Parties may agree to assign to it from time to time.

     2.3    Decision-Making Responsibility.

            (a) The Parties intend and agree that the development and commercialization of Licensed Products in the Field in the Territory outside the United States, and the commercialization of Licensed Products in the Field in the United States, shall be Genentech's responsibility, subject to the other terms of this Agreement. Without limiting the generality of the foregoing, Genentech shall be responsible for making all decisions, and undertaking any actions necessary as a result of such decisions, to be made in connection with the subject matter of Sections 2.2(f) and
(g). Genentech shall consult with and keep informed Alteon with respect thereto as provided in Section 2.2 and the other terms of this Agreement.

            (b) The Parties intend and agree that the development of Licensed Products in the Field in the United States shall be a collaborative endeavor for which the Parties share responsibility, subject to the other terms of this Agreement. Without limiting the generality of the foregoing, the Parties jointly shall be responsible for making all decisions, and undertaking any actions necessary as a result of such decisions, to be made in connection with the subject matter of Sections 2.2(a)-(e). The Parties shall consult with and keep each other informed with respect thereto as provided in Section 2.2 and the other terms of this Agreement.

            (c) Alteon, in the exercise of its sole discretion, shall be responsible for making all decisions, and undertaking any actions necessary as a result of such decisions, to be made in connection with the manufacture and supply of Licensed Products in bulk form and as finished Licensed Products solely for itself and its licensees other than Genentech (including those licensees identified in Recital B to this Agreement), whether under the Ganes Supply Agreement (as defined in Recital C) or otherwise. Alteon shall consult with and keep informed Genentech with respect thereto as provided in the other terms of this Agreement.

     2.4 Objectives. Decisions made by the Parties, including by the Joint Steering Committee or any subcommittee thereof, shall be made based on commercial reasonableness and the exercise of each Party's prudent business judgment, all in the context of the pharmaceutical industry. Subject to the foregoing and the other terms of this Agreement, the Parties agree on the following general objectives for this Agreement:

            (a) To develop Compounds as Licensed Products for marketing and sale in the Field in the Territory;

            (b) To seek, as the first priority, Regulatory Approvals to market and sell Pimagedine Products for the Initial Indications in the United States, and thereafter to seek Regulatory Approvals to market and sell Licensed Products for commercially appropriate indications in the Field in the Territory, including the United States and the Major European Countries;

            (c) To conduct marketing efforts for any given Licensed Product in any country in the Territory as soon as practicable after receipt of all necessary Regulatory Approvals to market and sell such Licensed Product in such country; and

            (d) To take all steps desirable and practicable to optimize profits from the Licensed Products.

     2.5 Decision-Making; Deadlock. All decisions that are to be made or actions that are to be taken by the Joint Steering Committee under this Agreement will be made unanimously by its members with the Alteon members cumulatively having one (1) vote and the Genentech members cumulatively having one (1) vote. If there are issues on which the Joint Steering Committee cannot reach agreement because of a "deadlock" (as hereinafter defined), such matters will be submitted to the Chief Executive Officer of Alteon and the Chief Operating Officer of Genentech, or their respective designees, for prompt resolution (provided that any such designee is an officer of the designating Party and has all necessary decision-making authority). If such officers or their designees cannot resolve the issue under dispute within sixty (60) days, the Parties may elect to refer the matter for alternative dispute resolution pursuant to Section 11.17. The term "deadlock" shall mean, with respect to any matter that is to be considered and voted upon by the Joint Steering Committee under this Agreement, that one (1) Party votes in favor of such matter, and the other Party votes against such matter, or refuses to vote or allow a quorum to be established to vote on such matter; provided, however, that temporary inabilities to establish a quorum of the Joint Steering Committee due to scheduling conflicts or other factors shall not constitute a "deadlock" hereunder.


3.   PRODUCT DEVELOPMENT.

     3.1    Collaborative Development of Pimagedine in the United
States.

            (a) Following the Effective Date, Alteon shall continue the development of Pimagedine in the United States, in collaboration with Genentech, with the goal of filing and obtaining all necessary Regulatory Approvals to market and sell Pimagedine Products in the United States for the Initial Indications and/or other indications selected by the Parties for development as provided in this Section
3, and Alteon shall use all commercially reasonable efforts to develop Licensed Products which Genentech has undertaken to develop hereunder and obtain Regulatory Approvals to allow Genentech to market and sell such Licensed Products in the Field in the United States. Alteon's efforts hereunder shall be subject to review and agreement with and oversight by Genentech (through the auspices of the Joint Steering Committee or otherwise) as provided in this Agreement. Subject to the other terms of this Agreement, Alteon shall be responsible for the conduct of all development of Pimagedine in the United States, including the conduct of all pre-clinical and clinical trials of Pimagedine Products, the preparation of all submissions for all Regulatory Approvals of Pimagedine
Products, and the making of all manufacture and supply arrangements (including for process development, improvements and manufacturing scale-up) for bulk Pimagedine and/or finished dosage forms of Pimagedine Products as needed for the conduct of all pre-clinical and clinical trials in the United States.

            (b) As part of such collaboration regarding Pimagedine Products in the United States, the Parties (through the auspices of the Joint Steering Committee or otherwise), shall jointly review and agree on each of the following:

                 (i)  annual Collaborative Plans and annual
Collaborative Budgets for the development of Pimagedine Products in the United States for the Initial Indications and any other indications in the Field selected by the Parties for the United States, as provided in this Section 3, including annual Collaborative Plans and annual Collaborative Budgets for calendar years 1998, 1999 and 2000, and any adjustments or modifications to any previously agreed-upon Collaborative Plan and/or Collaborative Budget;

                 (ii) joint monitoring of the clinical trials of Pimagedine for the Initial Indications on-going as of the Effective Date, and joint planning, implementation and monitoring of any other clinical trial(s) of Pimagedine for any indication in the Field in the United States, including joint review and agreement on: (A) any protocols for any pre-clinical or clinical studies; (B) any pre-clinical results, and with respect to any clinical results, any interim and/or blinded results, any safety committee reviews and any unblinded data and results, as and when any of the foregoing become available; (C) how to address any safety data, efficacy data or other data of concern to a Party, including by means of any protocols or amendments, any investigator brochures or amendments or other communications to investigators, any suggested amendments to any informed consents or other communications to study participants, or any study agreements or amendments; (D) whether the data and results from any pre-clinical and clinical trials for a Pimagedine Product merit the filing of an NDA with the FDA for such Pimagedine Product, and if not, on what additional pre-clinical and/or clinical trial work should be performed (if any) and the design for any such additional trial work; (E) whether and when to file any NDA for any Pimagedine Product in the Field in the United States; and (F) any proposed publications of any data and results (including under Section 8);

                 (iii) the Parties' respective responsibilities for preparation, review, submission and communications to and from the FDA regarding any NDA for any Pimagedine Product for any indication in the United States; and

                 (iv) the Parties' respective responsibilities for and the conduct of any post-marketing surveillance and safety reporting and any other regulatory requirements to maintain
Regulatory Approvals for Pimagedine Products in the Territory.

            (c) For any Pimagedine Product that receives Regulatory Approval for marketing and sale in the United States, Genentech shall be responsible for all marketing and sales of such approved Pimagedine Product, including overall strategic marketing plans and budgets, plans and budgets for pre-marketing activities, launches, post-launch activities, post-approval studies that are not required to maintain such Regulatory Approvals, and other commercialization activities. Genentech's efforts hereunder shall be subject to review with Alteon (through the auspices of the Joint Steering Committee or otherwise) as provided in this Agreement, and subject to Sections 4.6 and 4.7.

     3.2 Joint Determination of Which AGE-Inhibitor Candidates to Test in AGE-Inhibitor Assay and How to Test Them; Joint Agreement on Which AGE-Inhibitor Candidates are Second Generation Candidates.

            (a) The Parties shall agree on which compounds and agents under Section 1.4 to test in any AGE-Inhibitor Assay hereunder, including a review promptly after the Effective Date of Alteon's existing compounds or agents as of the Effective Date, and thereafter as and when such additional compounds or agents arise.
The Parties shall agree on how to run any AGE-Inhibitor Assay hereunder, on how to optimize any existing assay to measure inhibitory activity for purposes of this Agreement, and on the appropriate range of error for any AGE-Inhibitor Assay and the Inhibition Threshold applicable thereunder, subject to Section 1.25.
For each AGE-Inhibitor Candidate as tested in any AGE-Inhibitor Assay hereunder, Alteon (prior to granting any license or sublicense rights thereto, except for grants, if any, in effect prior to the Effective Date), shall provide Genentech with complete results from such testing, and such other available data, information and biologic materials (including samples of such AGE-Inhibitor Candidate) with respect to such AGE-Inhibitor Candidate as Genentech may reasonably request
(provided that nothing in this Section 3.2 shall require Alteon to expend development efforts on any AGE-Inhibitor Candidate or to provide Genentech with confidential and proprietary information or biologic materials of a Third Party without such Third Party's consent). Alteon has already provided some information to Genentech hereunder, and shall continue to provide such data, information and materials (as provided above) promptly and completely for all AGE-Inhibitor Candidates that the Parties agree hereunder to test in any AGE-Inhibitor Assay.

            (b) The Parties shall review and agree on the results of testing of any AGE-Inhibitor Candidate in any AGE-Inhibitor Assay hereunder, and on whether the such AGE-Inhibitor Candidate is a Second Generation Candidate, as provided in Section 1.41. Exhibit
B attached hereto and incorporated herein lists, as of the Effective
Date, all AGE-Inhibitor Candidates that the Parties have agreed upon as of the Effective Date, for purposes of testing in an AGE-Inhibitor
Assay hereunder, and Exhibit C attached hereto and incorporated herein lists, as of the Effective Date, all Second Generation Candidates that the Parties have agreed upon as of the Effective Date. During the term of this Agreement, commencing with January 1, 1999 (or sooner as the Parties may agree), and thereafter not later than January 1 of each calendar year, the Parties will amend this Agreement by attaching revised Exhibits B & C listing all agreed-upon AGE-Inhibitor Candidates for testing hereunder and all agreed-upon Second Generation Candidates hereunder, through such date.

                 (c)  In the event of any dispute between the
Parties regarding the matters covered by this Section 3.2, the Joint Steering Committee, acting in good faith, shall reach mutual agreement thereon, subject to the other terms of this Agreement including Sections 2.5 and 11.17.

     3.3 Evaluation of Potential Second Generation Compounds for Development; Evaluation of Other Indications.

            (a) Promptly after the Effective Date of this Agreement, Genentech shall commence preliminary review of ALT-946 so as to advise Alteon whether or not Genentech believes ALT-946 represents a suitable candidate for continued development by Alteon as a potential Second Generation Product for joint development and commercialization under this Agreement.

            (b) Within ninety (90) days after all data from at least one (1) of the on-going clinical trials of Pimagedine for an Initial Indication under Section 1.27(a) or (b) become available to the Parties, Genentech and Alteon shall review, as provided in this
Section 3.3, then-agreed-upon Second Generation Candidates for potential development and commercialization under this Agreement, with the goal of selecting at least one (1) Second Generation Compound for development and commercialization under this Agreement. Genentech and Alteon shall mutually agree on whether to select any Second Generation Compound(s) for collaborative development with Alteon in the United States pursuant to this Agreement, and Genentech shall select any Second Generation Compound(s) for development in the Territory outside the United States, subject to review with Alteon as provided in Section 3.6.

            (c) The selection of any Second Generation Compound(s) for development hereunder, including but not limited to ALT-946, shall entail the following determinations by Genentech (in collaboration with Alteon for the United States):

                 (i) review of all pre-clinical data available for the Second Generation Candidate;

                 (ii) the preparation of a target product profile (the "Profile") for each Second Generation Candidate under consideration, which shall include a description of the Second Generation Candidate itself and an assessment of the following criteria by the Parties (for collaborative development in the United States) and by Genentech (for development in the Territory outside the United States): *

* Confidential Treatment Requested

            *
            (d) Upon completion of the review under Sections 3.3(b) and (c), if the Parties agree to develop such Second Generation Product in the Field in the United States, the Parties shall reach agreement on a Collaborative Plan and Collaborative Budget for such development of the Second Generation Product in the United States, in accordance with this Section 3. If Genentech determines to develop such Second Generation Compound in the Field in the Territory outside the United States, it shall establish a Genentech Development Plan and Genentech Development Budget therefor. Any such development in the Territory shall be deemed to have commenced hereunder as of the Selection Date (as defined in Section 1.44).

            (e) Commencing as of the Selection Date, Genentech shall provide funding to Alteon for the collaborative development of any Second Generation Compound in the United States selected pursuant to this Section 3. As provided in Sections 3.3(d) and 3.4(d), Genentech shall fund all Development Costs deemed reasonably necessary by the Joint Steering Committee to obtain Regulatory Approval to market and sell such Second Generation Product in the United States.

            (f) If, as contemplated under Section 3.2, the Parties have reviewed the available information and agreed that a particular AGE-Inhibitor Candidate is a Second Generation Candidate, and if at least ninety (90) days have passed after all data from at least one of the on-going clinical trials of Pimagedine for an Initial Indication under Section 1.27(a) or (b) has become available to the Parties, as contemplated under Section 3.3(b), thereafter Alteon may inquire of Genentech as to Genentech's interest in developing such Second Generation Candidate collaboratively in the United States for any Indication(s) in the Field (subject to the Parties' mutual agreement on a Collaborative Plan and Collaborative Budget therefor, as provided in this Section 3), and/or may inquire as to Genentech's interest in developing such Second Generation Candidate in the Territory outside the United States for any Indication(s) in the Field. In such event Genentech agrees to inform Alteon in good faith within ninety (90) days thereafter whether Genentech has decided to undertake any such development. If Genentech has decided affirmatively not to develop such Second Generation Candidate for any Indications in the Field whatsoever, or for any particular Indication(s), Alteon shall be

* Confidential Treatment Requested
entitled to do so, subject however to the other terms of this Agreement (including Sections 4.3 and 4.4 for any Indication outside the Field and/or country or jurisdiction outside the Territory, and
Section 3.9 for any Indication in the Field in the Territory).
Prior to when all data from at least one of theon-going clinical trials of Pimagedine for an Initial Indicationunder Section 1.27(a) or (b) has become available to the Parties, as contemplated under Section 3.3(b), Alteon shall be free to make inquiries of Genentech as described above, but without any potential Alteon development right as provided above.

            (g) The provisions of this Section 3.3 shall also apply with respect to any evaluation by the Parties of the potential development of Pimagedine in the United States for indications in the Field other than the Initial Indications, including the indications of micro-albuminuria and stroke. As regards the potential indication of stroke, Genentech agrees promptly to commence evaluation of Pimagedine (when supplied to it by Alteon) in Genentech's proprietary animal models and assays for stroke.

            (h) If at least ninety (90) days have passed after all data from at least one of the on-going clinical trials of Pimagedine for an Initial Indication under Section 1.27(a) or (b) has become available to the Parties, as contemplated under Section 3.3(b), thereafter Alteon may inquire of Genentech as to Genentech's interest in developing Pimagedine collaboratively in the United States for any Indication(s) in the Field other than the Initial Indications (subject to the Parties' mutual agreement on a Collaborative Plan and Collaborative Budget therefor, as provided in this section 3), and/or may inquire as to Genentech's interest in developing Pimagedine in the Territory outside the United States for any Indication(s) in the Field other than the Initial Indications. In such event Genentech agrees to inform Alteon in good faith within ninety (90) days thereafter whether Genentech has decided to undertake any such development. If Genentech has decided affirmatively not to develop Pimagedine for any Indications in the Field other than the Initial Indications, or for any particular other Indication(s), Alteon shall be entitled to do so, subject however to the other terms of this Agreement (including Sections 4.3 and 4.4 for any Indication outside the Field and/or country or jurisdiction outside the Territory, and section 3.9 for any Indication in the Field in the Territory). Prior to when all data from at least one of the on-going clinical trials of Pimagedine for an Initial Indication under Section 1.27(a) or (b) has become available to the Parties, as contemplated under Section 3.3(b), Alteon shall be free to make inquiries of Genentech as described above, but without any potential Alteon development right part as provided above.

            (i)  If * and if by

* Confidential Treatment Requested
such deadline Genentech has not decided, as a result of the review described above in this Section 3.3, to develop at least one (1) Second Generation Product in the Field in the Territory (either collaboratively in the United States with Alteon, subject to the Parties' agreement on the applicable Collaborative Plan and Collaborative Budget, or on its own in the Territory outside the United States, under a Genentech Development Plan and Genentech Development Budget), then in such event and effective as of the date of such deadline, Alteon shall have the right to develop one (1) Second Generation Candidate for one (1) Indication, provided that such Indication is in compliance with Section 4.4 of this Agreement. Subject to Section 4.4 and the confidentiality provisions of Section 9, Alteon shall be entitled to undertake such development on its own (with or without Third Parties), provided that it undertakes such development within one (1) year as set forth in Section 3.13, and Genentech shall have no license rights to such Second Generation Product for such Indication in the Territory (notwithstanding anything contained in Sections 3.3(f) or 3.9 of this Agreement). If Alteon has undertaken such development on its own rather than with a Third Party, Alteon agrees to first offer such Second Generation Candidate for such Indication to Genentech pursuant to Section 3.3(f).

     3.4 Funding for Collaborative Development of Pimagedine and Second Generation Products.

            (a)  In connection with the collaborative development
of any Pimagedine Product and/or any Second Generation Compound in the Field in the United States hereunder (collectively, the "Development Programs"), for each calendar year of each such collaboration the Joint Steering Committee shall prepare and reach agreement on (i) the Collaborative Plan for such calendar year, including a detailed description of the specific research and development activities to be undertaken, a reasonably detailed description of the goals and scope of such Development Programs, and a projected timetable for the completion of tasks and the achievement of milestones, and (ii) the Collaborative Budget for Development Costs for such calendar year, including a detailed
breakdown thereof for each Compound and indication.   The Joint
Steering Committee may revise any Collaborative Plan and/or Collaborative Budget for any calendar year at any time or from time to time. The Parties agree that all Alteon's "incremental costs" to comply with any insurance coverage requirement imposed upon it under
Section 7.5 (or otherwise by joint decision of the Joint Steering Committee) shall be considered a Development Cost to be included in the Collaborative Budget for the applicable calendar year. For purposes of the preceding sentence, "incremental costs" shall mean all costs payable by Alteon for insurance coverage which supplements or exceeds the types or amounts of insurance coverage Alteon had in effect immediately prior to the Effective Date of this Agreement.

            (b) Genentech shall fund up to $48 million worth of Development Costs for the development of Pimagedine Products in the United States for the Initial Indications, in accordance with agreed-upon Collaborative Plans and Collaborative Budgets (or any lesser amount the Parties may agree to fund hereunder for such development). The Parties intend that such funding shall cover all agreed-upon Development Costs to file for Regulatory Approvals to market and sell Pimagedine Products in the United States for the Initial Indications, and also to cover Phase III trials of Pimagedine Products for other indications agreed upon by the Parties under Section 3.3, including micro-albuminuria and/or stroke. The amount of Development Costs under such agreed-upon Collaborative Budget for each calendar year shall be funded to Alteon as purchases by Genentech of the Series H Preferred Stock (as defined in the Stock Purchase Agreement) in quarterly installments, subject to (i) adjustment for agreed-upon modifications (if any) to such Collaborative Budget, (ii) reduction in the amount of such funding by the amount of unused funding (if any) Alteon can allocate from any prior quarter into the next quarter, whether because of modifications in the Collaborative Plan or Collaborative Budget or otherwise, and (iii) the other terms of this Agreement and the Stock Purchase Agreement. Alteon shall apply all funds received from Genentech hereunder only to fund or reimburse work under agreed-upon Collaborative Plans and Collaborative Budgets for such Pimagedine Product. Genentech shall be responsible for all of its own Development Costs hereunder for development of Licensed Products in the Territory outside the United States, and for paying Alteon in cash for all Development Costs (if any) incurred by Alteon in accordance with agreed-upon Collaborative Plans and Collaborative Budgets in excess of the maximum of $48 million in proceeds to be received from Genentech under the Stock Purchase Agreement for sales of Series H Preferred Stock (as defined therein) to Genentech. Genentech's failure to purchase Series H Preferred Stock at the times called for under the Stock Purchase Agreement or to make timely payment to Alteon of Development Costs in excess of the maximum of $48 million worth of such stock to be purchased thereunder shall be considered a material breach of this Agreement.

            (c) Notwithstanding Sections 3.4(a) and (b), in connection with any collaborative development of Pimagedine Products in the United States, in the event that either: (i) the Parties agree (through the Joint Steering Committee or otherwise) that Genentech rather than Alteon should undertake any work under an agreed-upon Collaborative Plan and Collaborative Budget; or (ii) the Joint Steering Committee determines that Alteon has failed adequately to perform any work to be performed by it under any agreed-upon Collaborative Plan and Collaborative Budget, and Genentech performs such work instead; then in either case Alteon shall receive (or have received) funding from Genentech through purchases of Series H Preferred Stock to cover such Development Costs incurred by Genentech, and Alteon shall reimburse Genentech for Genentech's Development Costs in cash and/or by repurchasing Series H Preferred Stock from Genentech as provided in the Stock Purchase Agreement.

            (d) With respect to the collaborative development of Second Generation Products in the United States, the agreed-upon Collaborative Budget amount for each calendar year shall be paid to Alteon in equal quarterly installments in advance on the first day of the first, fourth, seventh, and tenth month of each year, subject to (i) adjustment for agreed-upon modifications (if any) to such Collaborative Budget, (ii) reduction in the amount of such funding by the amount of unused funding (if any) Alteon can allocate from any prior quarter into the next quarter, whether because of modifications in the Collaborative Plan or Collaborative Budget or otherwise, and (iii) the other terms of this Agreement; provided, however, that the amounts to be paid to Alteon shall not exceed the Collaborative Budget for such year unless agreed to by the Joint Steering Committee. Alteon shall apply funds received from Genentech from the Stock Purchase Agreement for the Series H Preferred Stock (as defined in the Stock Purchase Agreement) to any collaborative development of Second Generation Products only as provided in Section 3.11. Alteon shall apply all funds received from Genentech hereunder only to fund or reimburse the work under the agreed-upon Collaborative Plan and Collaborative Budget for such Second Generation Product. Genentech's failure to make timely payment to Alteon of Development Costs under the agreed-upon Collaborative Budget shall be considered a material breach of this Agreement.

     3.5 General Conduct of Collaborative Development. In connection with any collaborative Development Programs for Pimagedine Products and/or the Second Generation Products in the United States, Alteon and, to the extent that the Joint Steering Committee allocates responsibilities in the Development Programs to Genentech, Genentech (subject to Section 3.4(c)) shall:

            (a) undertake the Development Program, as set forth in any applicable Collaborative Plan and Collaborative Budget, and such other activities which, from time to time, the Joint Steering
Committee decides are necessary or desirable for the commercial success of the Development Programs;

            (b) use all reasonable efforts and proceed diligently to perform the work set out for such Party to perform in the Collaborative Plan and Collaborative Budget, including, without limitation, by using personnel with sufficient skills and experience, together with sufficient facilities, to carry out its obligations and to accomplish the objectives of the Development Programs;

            (c) conduct the Development Programs in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations, and all other requirements of any applicable good laboratory practices to attempt to achieve its objectives efficiently and expeditiously;

            (d) within thirty (30) days following the end of each quarter during the term of each Development Program, furnish the Joint Steering Committee with written reports summarizing all activities thereunder during such quarter;

            (e) within thirty (30) days following the end of each six-month period during the term of any of each Development Program and within thirty (30) days following the expiration or termination of each Development Program, furnish the Joint Steering Committee with fully-detailed, written reports on all activities under such Development Program during such six-month period or the term of such Development Program, as the case may be; and

            (f) allow representatives of the other Party, upon reasonable notice and during normal business hours, to visit the facilities where any Development Program is being conducted, and consult informally, during such visits and by telephone, with personnel performing work on any Development Programs, subject to the other terms of this Agreement including Section 9.

     3.6    Genentech Development of Pimagedine and Second
Generation Products in the Territory Outside the United States.

            (a) Following the Effective Date, Genentech shall have responsibility for all development of Pimagedine in the Territory outside the United States, with the goal of filing and obtaining all necessary Regulatory Approvals to market and sell Pimagedine Products and Second Generation Products selected by Genentech under
Section 3.3 in the Territory outside the United States for the Initial Indications and/or other indications selected by Genentech under Section 3.3. Genentech's efforts hereunder shall be subject to review with Alteon (through the auspices of the Joint Steering Committee or otherwise) as provided in this Agreement. Subject to the other terms of this Agreement, Genentech shall be responsible for the conduct of all development of Pimagedine Products and Second Generation Products for all indications in the Field in the Territory outside the United States, including the conduct of all pre-clinical and clinical trials of Pimagedine Products, the preparation of all submissions for all Regulatory Approvals of Pimagedine Products, the making of all manufacture and supply arrangements (including for process development, improvements and manufacturing scale-up) for bulk Pimagedine and/or finished dosage forms of Pimagedine Products as needed for the conduct of all pre-clinical and clinical trials in the Territory outside the United States, and the coordination of all interactions between the FDA and Foreign Regulatory Authorities regarding the registrational dossier(s) and other filings for Regulatory Approvals for the development and commercialization of Licensed Products in the Territory outside the United States.

            (b) When the Parties have received the results of the currently on-going clinical trials of Pimagedine in all of the Initial Indications, and have agreed that such results indicate that a Pimagedine Product, if filed for Regulatory Approval, should receive all Regulatory Approvals for market and sale in the United States for all of the Initial Indications, Genentech shall commence determining which Compounds should be developed for which indications in which countries outside the United States, as provided in Section 3.3 and the other terms of this Agreement.

            (c)  Genentech shall keep Alteon updated regularly
(through the auspices of the Joint Steering Committee or otherwise), with Genentech's development activities hereunder, including the conduct of pre-clinical and clinical trials.

            (d) For any Pimagedine Product that receives Regulatory Approval for marketing and sale in the Territory outside the United States, Genentech shall be responsible for all marketing and sales of such approved Pimagedine Product, including overall strategic marketing plans and budgets, plans and budgets for pre-marketing activities, launches, post-launch activities, post-approval studies (whether or not required to maintain such Regulatory Approvals), and other commercialization activities. Genentech's efforts hereunder shall be subject to review with Alteon (through the auspices of the Joint Steering Committee or otherwise) as provided in this Agreement.

     3.7    Exchange of Data.

            (a) Within thirty (30) days after the execution of this Agreement, Alteon shall deliver to Genentech, as Genentech may request, copies of all Development Data relating to Pimagedine and Second Generation Candidates which Alteon has available as of such date and has not previously delivered to Genentech.

            (b) During the term of this Agreement, as long as Genentech has a license under this Agreement to Pimagedine or any Second Generation Product to which such Development Data relates,
(i) each Party shall provide to the other Party any Development Data that is generated or developed by or on behalf of such Party from time to time relating to Pimagedine and the Second Generation Compound which the Parties have selected for development pursuant to this Agreement, as such Development Data is generated or developed; and (ii) each Party shall deliver to the other Party all Development Data relating to the Compounds or any Licensed Products which Genentech has undertaken to develop hereunder promptly after such Development Data become available. Each Party shall maintain such Development Data delivered to it hereunder in confidence in accordance with Section 9 and shall not use such records or information except as permitted by this Agreement.

     3.8    Records.

            (a) Each Party shall maintain records, in sufficient detail and in good scientific manner, which shall be complete and accurate and shall fully and properly reflect all work done and Development Data resulting therefrom in the performance of the Development Programs (including all data in the form required under all applicable laws and regulations) for purposes of conducting and concluding the Development Programs and making all required filings with and reports to the applicable regulatory authorities.

            (b) Each Party shall have the right, during normal business hours and upon reasonable prior notice, to inspect and copy all such records of the other Party to the extent reasonably required for the performance of its obligations under this Agreement. Each Party shall maintain such records and information contained therein in confidence in accordance with Section 9 and shall not use such records or information except as permitted by this Agreement.

     3.9 Disagreement Regarding Development of a Compound for a Particular Indication. Upon conclusion of any evaluation under
Section 3.3 and provided that the first Licensed Product has received all Regulatory Approvals to market and sell for an Indication in the Field in the Territory, thereafter if the Parties disagree regarding whether to pursue the development of Pimagedine or a Second Generation Candidate, as the case may be, for particular Indication(s) in the Field in the Territory or for any Indications in the Field in the Territory (as such disagreement is evidenced, in the case of collaborative United States development, by the vote of each Party's representatives on the Joint Steering Committee, and in the case of Genentech's development outside the United States, by notice from one Party to the other), then they shall each have the rights set forth herein. In the event of such disagreement, the Party that desires to proceed with the development of such Compound for such Indication(s) (the "Electing Party") may, at its sole election, proceed with the development of such Compound for such Indication(s)(the "Elected Product"), including the conduct of all clinical trials necessary to obtain approval from the appropriate governmental authorities in any country(ies) in the Territory, at the Electing Party's sole cost and expense. In such event, Genentech's license for any such Elected Product under this Agreement shall continue, whether the Electing Party is Alteon or Genentech, and Genentech shall have the rights to make, have made, use and sell such Elected Product for such Indication(s) as provided in Section 4.1, but the royalties to be paid on Net Sales of such Elected Product by Genentech and its Sublicensees for such Indication(s) pursuant to Section 5.2 shall be increased or reduced as follows:

            (a) If Alteon is the Electing Party, then the royalty rate applicable to the Net Sales of such Elected Product for such Indication(s) throughout the Territory, based on an audit performed by a market research organization selected by the Joint Steering Committee, shall be increased by fifty percent (50%); and

            (b) If Genentech is the Electing Party, then the royalty rate applicable to the Net Sales of such Elected Product for such Indication(s) throughout the Territory, based on an audit performed by a market research organization selected by the Joint
Steering Committee, shall be reduced by fifty percent (50%).

     3.10 Substitution of Compounds and Products. In the event that, prior to obtaining all Regulatory Approvals for the marketing and sale of the first Pimagedine Product in the United States for all of the Initial Indications, Genentech terminates its license for Pimagedine pursuant to Section 10.5, but does not terminate this Agreement in its entirety thereunder, then Alteon shall be required to use the net proceeds Alteon receives from Genentech pursuant to the Stock Purchase Agreement for the Series H Preferred Stock (as such term is defined in the Stock Purchase Agreement) for any Development Program for Second Generation Compounds as the Parties may collaboratively conduct in the United States under Section 3.

     3.11   Restriction on Use of Stock Purchase Proceeds; Release.

            (a) Except as provided in this Section 3.11, Alteon shall use the amount equal to the net proceeds that it receives from Genentech pursuant to the Stock Purchase Agreement for the Series H Preferred Stock (as such term is defined in the Stock Purchase Agreement) solely for Development Costs in connection with or relating to Pimagedine and/or Pimagedine Products, or for Second Generation Compounds and/or Second Generation Products as provided in Section 3.10.

            (b) After obtaining all Regulatory Approvals for the marketing and sale of the first Pimagedine Product in the United States for the Initial Indications, and providing that all other work under Collaborative Plans and Collaborative Budgets agreed upon to date has been completed or is fully funded, the restrictions imposed by Sections 3.10 and 3.11(a) shall terminate, and Alteon shall be permitted to retain and use any unused proceeds that it receives from Genentech pursuant to the Stock Purchase Agreement without any restriction or obligation.

            (c) In the event that Genentech notifies Alteon that Genentech is terminating the Agreement in its entirety under Section 10.5, then after the delivery of such notice Alteon must elect whether to: (i) continue any Development Programs during the six
(6)-month termination notice period, in which case Alteon may expend proceeds from Genentech in accordance with previously agreed upon Collaboration Budgets (as the Parties may agree to modify them at such time); or (ii) to close down any Development Programs during the six (6)-month termination notice period, in which case Alteon may expend proceeds from Genentech in accordance with an agreed upon budget for winding down such Development Programs. To the extent that the total proceeds that Alteon receives from Genentech pursuant to the Stock Purchase Agreement and in cash under Section 3.4(c) are insufficient to cover the budgeted costs under clauses (i) or (ii), Genentech shall promptly pay Alteon the remaining balance in cash, upon Alteon's delivery of a statement reflecting the existence of such balance and demand for such payment. To the extent that the total proceeds that Alteon receives from Genentech pursuant to the Stock Purchase Agreement and in cash pursuant to Section 3.4(c) exceed the budgeted costs under clauses (i) or (ii), Alteon shall promptly refund the amount of such excess to Genentech, in cash or by repurchase of Series H Stock as provided in the Stock Purchase Agreement. In the event that Genentech notifies Alteon that Genentech is terminating this Agreement under Section 10.4(a), then after the delivery of such notice, Genentech shall have no further funding obligations to Alteon, under agreed upon Collaborative
Budgets or otherwise (except for accrued obligations under agreed-upon Collaborative Budgets, as provided in Section 10.10), unless Alteon shall have cured its breach prior to any effective termination by Genentech under Section 10.4(a).

     3.12   Right of First Negotiation for AGE-Breaker Candidates.

            (a) Alteon may from time to time conduct research and development involving AGE-breaker candidates (which, for purposes of this Section 3.12, shall not include any AGE-Inhibitor Candidates). If, during the term of this Agreement until the earlier of * Alteon becomes interested in licensing any such AGE-breaker candidate(s)(or a class of AGE-breaker candidates) to a Third Party(ies) for exploitation in the Field, it shall first give Genentech the first opportunity to negotiate for such license as described in this
Section 3.12. However, nothing in this Section 3.12 shall preclude Alteon from continuing discussions it has already initiated with Third Parties prior to the Effective Date of this Agreement; provided, however, that Alteon shall not enter into any agreement as a result of such current discussions without first offering such rights to Genentech hereunder.

            (b) Alteon shall notify Genentech of Alteon's interest in negotiating such license, describing in reasonable detail the technology and potential scope of rights available, and shall provide Genentech within thirty (30) days after Alteon's original notice hereunder with all information, including technical, scientific and other information, regarding such AGE-breaker candidate(s)(or such class of AGE-breaker candidates) then

* Confidential Treatment Requested
currently available and owned by Alteon or in its possession or control which Alteon is not then contractually or otherwise prohibited from providing to Genentech. Within such thirty (30) days Genentech shall notify Alteon if Genentech is interested in negotiating for the rights to such AGE-breaker candidate(s)(or such class of AGE-breaker candidates) as provided in this Section 3.12. If Genentech has notified Alteon that it has such interest, then, for a period of not more than ninety (90) days following Genentech's notice to Alteon, the Parties agree to negotiate in good faith to attempt to reach agreement on the terms of a Genentech license in the Field relating to the AGE-breaker candidate(s)(or such class of AGE-breaker candidates).

            (c) If the Parties do not reach agreement on the terms of a Genentech license in the Field relating to such AGE-breaker candidate(s)(or such class of AGE-breaker candidates) during the time called for under Section 3.12(b), Alteon shall be free to negotiate with others and to grant rights to such AGE-breaker candidate(s)(or such class of AGE-breaker candidates) on terms and conditions that are not, in the exercise of reasonable and good faith discretion by Alteon, more favorable to the other party than the best offer, if any, previously made in writing by Genentech.
If, after twelve (12) months following the end of the ninety
(90)-day negotiation period set forth above, Alteon has not reached an agreement with another party for such AGE-breaker candidate(s)(or such class of AGE-breaker candidates), then Alteon shall notify Genentech, and the provisions of Sections 3.12(b) and 3.12(c) shall apply to the Parties again unless Genentech notifies Alteon that Genentech is no longer interested in negotiating with Alteon for rights to such AGE-breaker candidate(s)(or such class of AGE-breaker candidates) in the Field.

            (d) In addition, in the event additional findings with respect to such AGE-breaker candidate(s)(or such class of AGE-breaker candidates) presented to Genentech, are developed during the period following Alteon's original notice to Genentech pursuant to Section 3.12(b), Alteon shall give Genentech the opportunity to review such additional data; provided, however, that the requested information is available and is owned by Alteon or in its possession or control and Alteon is not then contractually or otherwise prohibited from providing such information to Genentech.

     3.13 Genentech Decision Not to Develop. From time to time during the term of this Agreement, Genentech shall have the affirmative good faith obligation, upon Alteon's request, promptly to notify Alteon whenever Genentech has determined that it does not wish to develop, or to proceed with the continued development, marketing or sale of, any particular Compound or Indication in any Country in the Territory, so that Alteon, in the exercise of its discretion, may elect to do so independently of Genentech, subject however to the other terms of this Agreement (including Sections 4.3 and 4.4 for any Indication outside the Field and/or country or jurisdiction outside the Territory, and Section 3.9 for any Indication in the Field in the Territory). If Alteon exercises any of its rights under this Agreement to take over development of Licensed Products (as defined in this Agreement) inside the Field and/or the Territory or under Section 3.3(i), Alteon must commence such development within one (1) year thereafter or lose such right to do so.


4.   GRANT OF RIGHTS; COMMERCIALIZATION; MARKETING.

     4.1 License Grant. Subject to the terms and conditions of this Agreement, including, without limitation, Section 4.3, Alteon hereby grants to Genentech an exclusive (including as to Alteon), right and license, under the Licensed Patents and the Licensed Know-How, to use and sell Licensed Products in the Field throughout the Territory, and a co-exclusive license (together with Alteon) for each Party to make and have made Licensed Products in the Field in the Territory.

     4.2    Sublicense Rights.

            (a) Genentech shall have the right to grant sublicenses to its Affiliates and Third Parties of the license granted to Genentech herein, provided that: (i) Genentech shall submit to Alteon all proposed sublicenses to Sublicensees that are Third Parties for approval by Alteon, which approval shall not be unreasonably withheld; (ii) Genentech shall deliver a copy of all sublicenses to Affiliates of Genentech within ten (10) days after the full execution thereof (but shall not require Alteon's approval or consent before entering into any such sublicense with any Affiliate hereunder); (iii) Genentech shall guarantee and be responsible for the making of all payments due, and the making of reports under this Agreement, by reason of Net Sales of any Licensed Products by its Sublicensees, and their compliance with all applicable terms of this Agreement; and (iv) each Sublicensee of Genentech shall agree in writing to keep books and records and permit Alteon to review such books and records pursuant to Sections 6.3, 6.4 and 6.5 and to observe all other terms of this Agreement applicable to Genentech.

            (b) In the event of a breach by a Sublicensee in the observance of applicable terms of this Agreement, Alteon shall be entitled to proceed against either such Sublicensee or directly against Genentech, as Alteon may determine in its sole discretion, to enforce this Agreement.

     4.3    Reservation of Rights; No Implied Licenses.

            (a)  Genentech acknowledges and agrees that, subject to
Section 4.4, Alteon retains (i) all rights to the Compounds outside the Field; (ii) all rights to the Compounds in all countries outside of the Territory; and (iii) all Retained Rights (as provided in Section 1.40), whether or not in the Territory.

            (b) The license granted by Alteon in Section 4.1 is exclusive to Genentech, except:

                 (i) that Alteon reserves the rights granted by Alteon to Rockefeller, Picower, Washington, Yamanouchi, CIL, Eryphile, AIS and IDEXX or reserved by Rockefeller, Picower, Washington, Yamanouchi, CIL, Eryphile, AIS or IDEXX pursuant to the Rockefeller Agreement, the Picower Agreement, the Washington Agreement, the Yamanouchi Agreements, the CIL Agreement, the Eryphile Agreements, the AIS Agreement and the IDEXX Agreement, respectively; provided, however, that during the term of this Agreement, (A) Alteon shall not modify any such agreement in any manner that would create a conflict with this Agreement or the Stock Purchase Agreement, and (B) Alteon shall notify Genentech in the event of amendment or termination of any agreement identified in Preliminary Statement A, or any other agreement (if any) which Alteon reasonably believes to have a material effect on the rights or responsibilities of Genentech under this Agreement;

                (ii) that Alteon reserves the right, on behalf of itself and its research and development partners, to use the Licensed Know-How and the Licensed Patents, without cost, for internal research and development purposes, subject to the other terms of this Agreement including Sections 4.1, 4.4 and 9; and

               (iii) to the extent that Alteon's right to grant such exclusive license is limited by the provisions of 35 U.S.C.
Section 201 et seq. and the regulations promulgated thereunder.

            (c) Except as otherwise expressly provided in this Agreement, neither Party shall acquire any rights to any patent applications, patents, know-how or other proprietary technology of the other Party, including any developed under this Agreement, and any such rights afforded hereunder shall be limited to the express scope of the license grant.

     4.4 Restrictions on Alteon. Notwithstanding any of the rights retained by Alteon pursuant to Section 4.3, including, without limitation, the Retained Rights, for so long as Genentech has a license under this Agreement, Alteon (on its own or with any Affiliate or Third Party) shall not develop, market or sell any product containing Pimagedine, any Pimagedine Product, any Second Generation Candidate, any Second Generation Compound or any Second Generation Product for the same Indication for which Genentech (and/or its Sublicensees) has initiated plans to develop (e.g., by preparation of a written business or strategic plan relating thereto) or is developing, marketing or selling any Licensed Product hereunder. The foregoing limitation shall apply with respect to any Alteon development of any Licensed Products for any

Indication outside the Field and/or country or jurisdiction outside the Territory, but not to any Alteon development of any Licensed Products for any Indication in the Field in the Territory, which however shall be subject to the other terms of this Agreement.

     4.5    Cross-License Rights; Regulatory Filings.

            (a) In the event that, during the term of this Agreement, either Party develops or acquires the rights to (including the right to license or sub-license) any new or useful invention, process or improvement, patentable or unpatentable, that falls within the scope of the Licensed Know-how and/or Licensed Patents (an "Improvement"), such Party shall promptly disclose such full and complete information relating to such Improvement to the other Party. Each Party hereby grants the other Party a perpetual, non-exclusive, royalty-free right and license, including the right to grant sublicenses thereof, to use such Improvements for the development, manufacture, use or sale of Licensed Products, in the case of Genentech and it Sublicensees (if any) hereunder, or products that Alteon is permitted to market and sell hereunder, in the case of Alteon (subject to the other terms of this Agreement).

            (b) Alteon shall have the right to cross-reference and have access to any filing for Regulatory Approval filed in connection with the development and commercialization of Licensed Products in the Field in the Territory. Subject to Sections 4.1, 4.4 and 9, Alteon may allow any Third Party development/marketing partner or licensee of Alteon to also have the right to cross-reference and have access to any such filing for Regulatory Approval, provided that such Third Party has made a corresponding commitment to permit Alteon to grant the corresponding right to Genentech with respect to any filing for Regulatory Approval by Alteon and/or such Third Party for any product that would be considered a Licensed Product hereunder.

     4.6    Commercialization Obligations of Genentech.

            (a) Genentech shall use all commercially reasonable efforts to develop Licensed Products and obtain Regulatory Approvals as necessary to market and sell Licensed Products in the Territory. Thereafter, Genentech shall use commercially reasonable efforts to market and sell Licensed Products in the Territory, and shall be responsible for all marketing, advertising, promotional and launch expenses associated with such efforts, as provided in greater detail in Sections 2 and 3.

            (b) For purposes of this Section 4.6, all commercially reasonable efforts shall initially be deemed to be a launch effort (including, without limitation, post-launch studies if necessary to maintain Regulatory Approvals, sales force and marketing budget) comparable to that of any other product(s) of comparable commercial importance, relative to other products in Genentech's portfolio;

and over time, all commercially reasonable efforts shall be deemed to be efforts comparable to those Genentech has used for other products in its portfolio which have or are achieving returns and revenues comparable to the Licensed Product, subject, in all cases, to Genentech's exercise of its prudent business judgment.

     4.7    Marketing Obligations.

            (a) Not later than six (6) months after the first submission of an NDA to the FDA with respect to the first Licensed Product, Genentech shall submit a marketing plan (a "Marketing Plan") to the Joint Steering Committee for Alteon's review and comment. Such Marketing Plan shall provide the strategies and plans developed for the marketing and sales of such Licensed Product in the United States, including, without limitation, whether Genentech and/or Sublicensee(s) shall act as promoter(s) and/or distributor(s) in the United States, launch plans, pricing strategies (including cost of goods), and marketing, sales coverage and distribution plans.

            (b) Within six (6) months after the first Licensed Product has received Regulatory Approval for marketing and sale in each Major European Country, Genentech shall submit a Marketing Plan for such Major European Countries to the Joint Steering Committee for Alteon's review and comment, and shall disclose whether Genentech and/or any Sublicensee(s) will market and sell such Licensed Product in each such country.

            (c) In the event that Genentech has not filed for all Regulatory Approvals to market and sell a Licensed Product in any particular country in the Territory (except for the United States) within * and Alteon believes in good faith that there is a commercially reasonable opportunity for sales of such Licensed Product in such country to generate, directly or indirectly, significant revenue, then Alteon shall be entitled to deliver to Genentech a notice requesting that Genentech file for such Regulatory Approvals for a Licensed Product in such country within one (1) year. If at the end of such one (1) year period Genentech has not substantially completed such filings, and if (and only if) Alteon has substantially completed such filings of such Licensed Product in such country within one (1) year thereafter, then the exclusive license granted to Genentech under Section 4.1 with respect to such Product in such country automatically shall be converted, at the end of such two (2)-year period, into a * license to Genentech, and Alteon shall have a * license to such Licensed Product in such county also, which shall be * and which Alteon may sublicense to not more than one (1) Affiliate or Third Party in such country.

* Confidential Treatment Requested

     4.8 Supply of Products. As provided in Section 4.1, each Party has a co-exclusive right and license hereunder to make and have made Licensed Products in the Field in the Territory.
Genentech has the right and license hereunder to make or have made all of its pre-clinical, clinical and commercial supplies of Licensed Products in the Field in bulk and/or finished form in the Territory hereunder. Alteon has the continued right and license hereunder to supply itself and its other licensees with regard to Compounds. In addition, Alteon (whether on its own or by means of approved Third Party Manufacturer(s)) shall supply all pre-clinical and clinical trials of Pimagedine Products in the United States for collaborative development hereunder. Not later than one hundred eighty (180) days after the Effective Date of this Agreement, the Parties will enter into a Manufacturing and Supply Agreement (the "Manufacturing and Supply Agreement") covering such pre-clinical and clinical commercial supplies for the United States, and including such other supply commitments and arrangements as the Parties may agree upon. The Parties contemplate that the transfer price under such Manufacture and Supply Agreement shall equal * of the supplying Party's fully burdened manufacturing cost for such manufacture and supply (as calculated in accordance with GAAP). If, at any time, Genentech elects to exercise its right and license to make or have made supplies of any Licensed Product, Genentech shall, if Alteon so requests, supply all of Alteon's worldwide requirements for such Licensed Product upon commercially reasonable terms, provided that the price for such Licensed Product to Alteon shall not exceed * of Genentech's fully burdened manufacturing cost for such manufacture and supply (as calculated in accordance with GAAP), and provided further, that Genentech shall not be obligated to supply Alteon with amounts which then exceed * of Genentech's own (including its Sublicensees) requirements for such Licensed Product. Not later than one hundred (100) days after the Effective Date, Alteon shall have established and staffed an internal quality control and quality assurance function to assume the responsibilities of the "quality control unit" as provided in Title 21 of the United States Code of Federal Regulations, Section 211.22, and Alteon's quality control unit shall have responsibility for oversight of manufacturing, testing and release of Licensed Product to Genentech and its Sublicensees hereunder.

     4.9    Adverse Reaction Reporting.

            (a) Each Party shall record, investigate, summarize and review all adverse drug experiences associated with the Compounds and the Licensed Products which Genentech has undertaken for development hereunder. In order that each Party may be fully informed of the adverse drug experiences known to the other Party associated therewith, each Party shall report (i) in the case of Alteon, to its address as provided under Section 11.7, except to the attention of: Senior Vice President, Development and Regulatory Affairs, Facsimile (201) 934-0090, and Telephone (201) 934-5000 and

* Confidential Treatment Requested

(ii) in the case of Genentech, to its address as provided under
Section 11.7, except to the attention of: Vice President, Regulatory Affairs, Facsimile (650) 225-1397, Telephone (650) 225-1557,
on all "adverse events" and "serious adverse events" involving any Licensed Products ("AE Reports"), as necessary to comply with all applicable laws, regulations and regulatory requirements relating to such Licensed Products. Each Party shall make an AE Report to the other Party after the reporting Party's becoming aware of such an event, and the reporting Party shall notify the other Party of such AE Event in sufficient detail and in sufficient time to allow the other Party to comply with all applicable legal and regulatory requirements in the Territory. In addition, the reporting party shall report to the other Party all known instances of use of a Licensed Product during pregnancy. Each reporting party shall also advise the other Party promptly of any material regulatory developments (e.g., proposed recalls, labeling and other registrational dossier changes, etc.) affecting the Licensed Products in any country.


5.   MILESTONE AND ROYALTY PAYMENTS.

     5.1    Milestone Payments.

            (a) As consideration to Alteon for the license and other rights granted to Genentech under this Agreement, Genentech shall pay to Alteon the following milestone payments upon the first occurrence of each event set forth below with respect to the first Pimagedine Product and the first Second Generation Product:

                 (i)  * upon filing of an NDA for Regulatory
Approval to market and sell such Licensed Product in the United
States;

                (ii) * upon receipt of all Regulatory Approvals to market and sell such Licensed Product in the United States;

               (iii)  * upon (A) filing of all necessary
applications with Foreign Regulatory Authorities for Regulatory Approval to market and sell such Licensed Product in any of the Major European Countries, or (B) filing of all necessary applications with Foreign Regulatory Authorities to market and sell such Licensed Product under the centralized process for filing such Regulatory Approvals in Europe;

                (iv) * upon (A) receipt of all Regulatory Approvals from Foreign Regulatory Authorities to market and sell such Licensed Products in any of the Major European Countries, or (B) receipt of all Regulatory Approvals from Foreign Regulatory Authorities to market and sell

* Confidential Treatment Requested
such Licensed Product under the centralized process for issuing such Regulatory Approvals for Europe.

     Genentech shall notify Alteon promptly upon any such filing or approval triggering milestone payments hereunder, and each of the payments required pursuant to this Section 5.1(a) shall be paid within fifteen (15) days after such milestone has been achieved.

            (b) All milestone payments hereunder shall be non-refundable. All milestone payments with respect to the first Licensed Product to trigger such milestones hereunder shall not be creditable against any royalties paid with respect to such Licensed Product pursuant to this Section 5, provided that: (i) if the first Licensed Product to receive Regulatory Approval for marketing and in any country or jurisdiction in the Territory is a Second Generation Product, in such event as to any second Licensed Product hereunder Genentech shall not owe any milestone payments to Alteon hereunder; and (ii) all milestone payments paid with respect to the second Licensed
Product to receive any Regulatory Approvals that trigger milestones hereunder, if it is a Second Generation Product, shall be one hundred percent (100%) creditable, dollar-for-dollar, against any and all future royalties to be paid with respect to such Licensed
Product pursuant to Section 5.

     5.2 Royalty Payments. As additional consideration to Alteon for the license and other rights granted to Genentech under this Agreement, during the term of this Agreement:

            (a) Commencing with the First Commercial Sale of any Pimagedine Product in any country in the Territory, Genentech shall pay to Alteon a royalty on Net Sales of any such Pimagedine Product by Genentech and its Sublicensees in an amount equal to * of the Net Sales of such Pimagedine Product throughout the Territory; provided, however, that if the First Commercial Sale of any Second Generation Product occurs in any country or jurisdiction in the Territory before the First Commercial Sale of any Pimagedine Product in any country or jurisdiction in the Territory, then Genentech shall pay to Alteon a royalty on Net Sales by Genentech and its Sublicensees of all Licensed Products as determined in accordance with Section 5.2(b) for combined Net Sales of such Licensed Products in the Territory. If the First Commercial Sale of the first Licensed Product in any country or jurisdiction in the Territory is a Pimagedine Product, and the next Licensed Product to commence First Commercial Sale is any Second Generation Product, then Genentech shall pay to Alteon a royalty on Net Sales of all such Licensed Products in an amount equal to * of the Net Sales of all such Licensed Product throughout the Territory by Genentech and its Sublicensees.

            (b)  Commencing with the First Commercial Sale of any
Second Generation Product in any country in the Territory, except if the First Commercial Sale of a Pimagedine Product has already

* Confidential Treatment Requested
occurred (in which case the * royalty rate in Section 5.2(a) shall apply), Genentech shall pay to Alteon a royalty on Net Sales of all such Licensed Products by Genentech and its Sublicensees in an amount equal to the following percentages for the specified amounts of aggregate annual Net Sales of Licensed Products by Genentech and its Sublicensees in the Territory in any calendar year:

              In Calendar Year
               Net Sales of
                All Products          Royalty Rate

                     *                      *

     5.3    *

* Confidential Treatment Requested

            *

* Confidential Treatment Requested

            *

     5.4 Obligation to Pay Royalties. The obligation to pay royalties to Alteon under this Section 5 shall be imposed only once with respect to the same unit of Licensed Product regardless of the number of Licensed Patents pertaining thereto. Genentech shall only be entitled to a credit against royalties or a reduction of the royalty rate with respect to any Licensed Product in any country pursuant to an express provision of this Agreement. There shall be no obligation to pay royalties to Alteon under this Section 5 on sales of Products among Genentech and its Affiliates and Sublicensees, but in such instances the obligation to pay royalties shall arise upon the sale by Genentech and/or its Sublicensees (including any Affiliates who are Sublicensees) to Third Parties. Royalty payments under this Section 5 shall be deemed to accrue on the date of shipment of the Licensed Product or the date of invoice to the purchaser, whichever is first.

     5.5 Third Party Royalties. Genentech and its Sublicensees, at their sole expense, shall pay all royalties owing to any Third Party that Genentech and/or its Sublicensees determine, in its reasonable business judgment, are necessary in order to exercise Genentech's rights hereunder to develop, make, have made, use or sell any Licensed Product in the Territory; provided, however, that Genentech shall be entitled to a credit against royalties due to Alteon under this Agreement in each calendar quarter in an amount equal to one hundred percent (100%) of such payments for such calendar quarter, but in no event shall the royalties due under this Agreement with respect to any Licensed Product be reduced by more than fifty percent (50%) of the royalties otherwise payable under this Agreement during any calendar quarter for such Licensed Product.


6.   PAYMENTS AND REPORTS.

     6.1 Payment. All royalty payments due under this Agreement shall be paid quarterly, no later than sixty (60) days in arrears on Net Sales for such quarter on a Licensed Product-by-Licensed Product and country-by-country basis, commencing with the calendar quarter in which the First Commercial Sale of such Licensed Product in such country accrued. Each such royalty payment shall be

* Confidential Treatment Requested
accompanied by a statement, Licensed Product-by-Licensed Product and country-by-country, of the amount of Net Sales during such quarter in each country's currency, the amount of royalties due on such Net Sales, and the amount of any credit(s) taken against such royalties as permitted under this Agreement. All royalty payments not made when due shall bear interest, calculated from the date such payment was due, at the rate of two percent (2%) over the prime rate of interest as reported by Bank of American NT&SA in San Francisco, California from time to time.

     6.2 Mode of Payment. All payments due under this Agreement shall be made in U.S. Dollars, via wire transfer of immediately available funds, and shall be made where directed by the receiving Party from time to time in accordance with Section 11.7, net of any out-of-pocket transfer costs or fees. Royalty payments due on Net Sales in countries or jurisdictions in the Territory outside the United States shall be made in United States dollars, after being converted by Genentech into United States dollars at the rate of exchange for such country's or jurisdiction's currency into United States Dollars as listed in The Wall Street Journal on the last business day of the calendar quarter in which such sales were made.

     6.3 Records Retention. Genentech and its Sublicensees shall keep complete and accurate records pertaining to the sale of Licensed Products for a period of five (5) calendar years after the year in which such sales occurred, and in sufficient detail to permit Alteon to confirm the accuracy of royalty calculations hereunder. Alteon shall keep complete and accurate records pertaining to all Development Costs incurred by Alteon or on its behalf hereunder for a period of five (5) calendar years after the year in which such costs were incurred, and in sufficient detail to permit Genentech to confirm the accuracy of such Development Costs hereunder.

     6.4 Audit Request. At the request and expense of any Party that has made or received payments under this Agreement or the Stock Purchase Agreement(such Party being the "reviewing Party") under any provision of this Agreement, the other Party (and its Sublicensees in the case of Genentech) shall permit an independent certified public accountant appointed by the reviewing Party and reasonably acceptable to the other Party, at reasonable times during regular business hours and upon at least five (5) business days' prior - notice and not more frequently than once per year during the Term of this Agreement, to examine such records under Section 6.3 as may be necessary to: (i) determine the correctness of any report or payment made under this Agreement or the Stock Purchase Agreement; or (ii) obtain information as to any payment or reimbursement due for any relevant period in the case of the paying Party's failure to report, pay or reimburse pursuant to this Agreement or the Stock Purchase Agreement. Any such accountant shall enter into a confidentiality agreement with both Parties substantially similar to the confidentiality provisions of this

Agreement and limiting the disclosure and use of such information to authorized representatives of the Parties and the purposes germane to this Section 6.4. Such accountant shall be entitled to review the then-preceding three (3) years' of the other Party's records, and the results of such review shall be made available to both Parties.

     6.5 Corrective Payments; Cost of Audit. If any review reveals a deficiency in the calculation of Alteon's Development Costs for work under any Collaborative Plan and Collaborative Budget, Alteon shall promptly refund the amount of any such overpayment to Genentech (plus interest thereon, calculated from the date of such overpayment, at the rate of two percent (2%) over the prime rate of interest as reported by Bank of American NT&SA in San Francisco, California from time to time), by cash or stock repurchase, at Alteon's election, in accordance with the Stock Purchase Agreement; and if such overpayment is by five percent (5%) or more, Alteon shall pay all costs and expenses of the review. If any review reveals a deficiency in the calculation of royalties resulting in any underpayment by Genentech, Genentech shall promptly refund the amount of any such underpayment to Alteon (plus interest thereon, calculated from the date such underpayment was due, at the rate of two percent (2%) over the prime rate of interest as reported by Bank of American NT&SA in San Francisco, California from time to time), in cash; and if such underpayment is by five percent (5%) or more, Genentech shall pay all costs and expenses of the review.

     6.6 No Non-Monetary Consideration for Sales. Without the prior written consent of Alteon, Genentech and its Sublicensees shall not accept or solicit any non-monetary consideration for the sale of Licensed Products other than as would be reflected in Net Sales, except for such quantities of sample goods of Licensed Products.

     6.7 Taxes; Restrictions on Payment. All royalty payments shall be made hereunder free and clear of taxes, duties, levies or charges, except for applicable withholding taxes. Genentech shall make any applicable withholding payments due on behalf of Alteon and shall promptly provide Alteon with copies of any tax certificate or other documentation evidencing such withholding as sufficient to satisfy the requirements of the United States Internal Revenue Service related to any application by Alteon for a foreign tax credit for such payment. If by law, regulations or fiscal policies, remittance of royalties in United States dollars is prohibited or restricted, Alteon will be notified, and payment of the royalty obligation shall be made by deposit thereof in local currency to the credit of Alteon in a recognized banking institution designated by Alteon. When in any country or jurisdiction in the Territory, the law, regulations or fiscal policies prohibit both the transmittal and deposit of royalties on sales in such country, royalty payments shall be suspended for as long as such prohibition is in effect, and as soon as such prohibition ceases, all royalties that Genentech would have otherwise been under an obligation to transmit or deposit but for the prohibition shall forthwith be deposited or transmitted to the extent allowable.


7.   INDEMNIFICATION; INSURANCE.

     7.1 Indemnification by Genentech. Genentech shall defend, indemnify and hold Alteon, its Affiliates, and their respective directors, officers, employees and agents, harmless from and against any and all claims, suits or demands for liability, damages, losses, costs and expenses (including the costs and expenses of attorneys and other professionals) (collectively, "Claims") arising out of third party claims or suits resulting from (a) any negligence, recklessness or wrongful intentional acts or omissions of Genentech or its Sublicensees, and their respective directors, officers, employees and agents, in connection with the work performed by Genentech under the Development Programs, or (b) the use or sale of Products by Genentech or its Sublicensees, and their respective directors, officers, employees and agents, pursuant to this Agreement, including, without limitation, promotion and advertising of Products and/or interactions and communications with governmental authorities, physicians or other third parties; excepting in any case to the extent any such Claims result from the negligence, recklessness or wrongful intentional acts or omissions of Alteon or its Affiliates, or their respective directors, officers, employees or agents.

     7.2 Indemnification by Alteon. Alteon shall defend, indemnify and hold Genentech and its Affiliates and Sublicensees and their respective directors, officers, employees and agents, harmless from and against any and all Claims (as defined in Section 7.1) arising out of third party claims or suits resulting from (a) any negligence, recklessness or wrongful intentional acts or omissions of Alteon or its Affiliates, and their respective directors, officers, employees and agents, in connection with (i) the work performed by Alteon under any Development Program hereunder, and
(ii) any other development and/or commercialization work relating to any Licensed Products before the Effective Date, or thereafter in connection with Alteon's development of Licensed Products under its Retained Rights hereunder on its own with licensees, including but not limited to any pre-clinical testing, clinical testing, manufacture, supply, regulatory filings, publications, filings, or marketing or sale of Licensed Products (including marketing promotion and advertising of Products and/or interactions and communications with governmental authorities, physicians or other third parties); and (b) any negligence, recklessness or wrongful intentional acts or omissions in connection with any manufacture and supply of bulk and/or finished forms of any Licensed Product for Genentech or its Sublicensees by

Alteon or any Third Party Manufacturer hereunder for any pre-clinical or clinical trials hereunder; excepting in any case to the extent any such Claims result from the negligence, recklessness or wrongful intentional acts or omissions of Genentech or its Affiliates or Sublicensees, or their respective directors, officers, employees or agents.

     7.3 Complete Indemnification. As the Parties intend complete indemnification, all costs and expenses of enforcing
Sections 7.1 and 7.2 shall also be reimbursed by the Indemnitee (as defined herein).

     7.4 Conditions to Indemnification. A person or entity that intends to claim indemnification under Section 7.1 or 7.2, as the case may be (the "Indemnitee"), shall promptly notify the other Party (the "Indemnitor") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the Indemnitee whether or not such claim is rightfully brought; provided, however, that in any event an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor if Indemnitor does not assume the defense, or if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other person represented by such counsel in such proceedings. The Indemnitee shall permit the Indemnitor to assume direction and control of the defense of the claim, including the right to settle the suit or consent to an adverse judgment thereto, and the consent of the Indemnitee shall not be required unless such settlement or consent imposes any obligation on the Indemnitee or materially impairs the Indemnitee's rights in or to any Licensed Patent, including under this Agreement. The indemnity agreement in Sections 7.1 and 7.2 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, only if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under Section 7.1 or 7.2, as the case may be, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under Section 7.1 or 7.2, as the case may be. Any Indemnitee under this Section 7, and its officers, directors, employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigations of any action, claim or liability covered by this indemnification.

     7.5 Insurance. Without limiting any indemnity obligations under this Agreement, commencing as of the Effective Date and thereafter for time period required hereinbelow, each Party shall obtain and maintain on an on-going basis comprehensive general liability and products liability insurance (including contractual liability coverage on such Party's indemnification obligations under this Agreement) in the amount of at least * per occurrence and annual aggregate combined single limit for bodily injury and property damage liability, with such insurance coverage to be maintained with an insurance company or companies reasonably acceptable to the other Party and with a deductible or maximum self-insured retention not to exceed Five Hundred Thousand Dollars ($500,000) per occurrence or annual aggregate for Alteon, or such other insurance coverage limits as the Joint Steering Committee shall determine from time to time. Not later than ninety (90) days after the Effective Date, each Party shall have in place all such required insurance coverage hereunder and shall have provided certificates evidencing all such required insurance coverage hereunder to the other Party. Thereafter each Party shall maintain such insurance coverage without interruption during the term of this Agreement and for a period of at least ten (10) years after expiration or termination of the term, and shall provide certificates evidencing such insurance coverage without interruption on an annual basis (by no later than the annual renewal date for such coverage) during the time period above for which such coverage must be maintained. Each Party's insurance shall name the other Party as an additional insured, shall state that it is primary to any valid and collectible insurance available to the other Party that also insures the same loss for which the Party has liability pursuant to this Agreement (including, without limitation, under the indemnification provisions), shall contain a cross-liability or severability of interest clause, and shall state that the other Party shall be provided at least thirty (30) days' prior written notice of any cancellation or material change in the insurance policy. To assist Alteon in complying with these requirements, Genentech agrees to make its risk manager available for consultation. Either Party's failure to comply with the provisions of this Section 7.5 shall be considered a material breach of this Agreement.

     7.6 Survival. This Section 7 shall survive the termination or expiration of this Agreement.


8.   PATENTS.

     8.1    Patent Prosecution and Maintenance.

            (a) During the term of this Agreement, each Party shall retain title to inventions and knowhow, whether or not patentable, made or owned solely by it or on its behalf arising out of activities performed by it or on its behalf under this Agreement.
The Party making the invention shall be the sole owner

* Confidential Treatment Requested
thereof and of any patent applications and patents thereon
(including inventor's certificates and utility models). During the term of this Agreement, Alteon shall be responsible for the filing, prosecution and maintenance of all Licensed Patents, at Alteon's sole cost and expense, in consultation with Genentech (at
Genentech's sole cost and expense). Alteon shall keep Genentech informed of the status of filing, prosecution and maintenance of Licensed Patents in each country and jurisdiction in the Territory, by: (i) providing Genentech with a copy of each patent application filed by Alteon promptly after filing; (ii) updating Genentech on a regular basis (and in any event not less frequently than annually) regarding the status of the patent applications and patents within the Licensed Patents, including by reviewing the then-current version of Exhibit A with Genentech as reasonably requested; and
(iii) notifying Genentech of any interference, opposition, re-examination request, mullity proceeding, appeal or other interparty action or reissuance proceeding involving the Licensed Patents.
Alteon shall have the right to determine in its sole discretion, but in consultation with Genentech as provided herein, whether or not to file, prosecute, maintain or take or not take any other action with respect to any Licensed Patents. However, if Alteon desires to take (or not take) any such action, Genentech may elect to do so at its own expense, in which case Alteon shall provide assistance to Genentech as reasonably requested and execute such necessary documents as Genentech may request in connection therewith, at Genentech's expense.

            (b) During the term of this Agreement, in the event it is determined, in accordance with applicable law, that employees or agents of each Party or any other Person(s) obliged to assign such invention to a Party are joint inventors on an invention, the Parties shall jointly own the patent applications, patents, inventor's certificates, and utility models covering such invention. With respect to any such jointly-owned inventions, Alteon (a "controlling Party") shall have the right to determine in its sole discretion, but in consultation with Genentech as provided in
Section 8.1(a), whether or not to file, prosecute, maintain or take or not take any other action with respect to any matter that is within the Licensed Patents hereunder, and Genentech (a "controlling Party") shall have the right to determine in its sole discretion, but in consultation with Alteon as provided in Section 8.1(a), whether or not to file, prosecute, maintain or take or not take any other action with respect to any other matter (including, without limitation, with respect to any component of a Licensed Product other than a Compound). If either controlling Party does not file a patent application (or continuing or divisional application) within ninety (90) days after a request by the other Party to do so, the non-controlling Party may undertake such filing, prosecution and maintenance at its sole cost and expense, in which case such patent application and subsequently issued patent thereon (if any) shall be owned solely by the non-controlling
Party. The Parties shall assist each other to the maximum extent reasonable in securing intellectual property rights resulting from activities conducted hereunder. As to enforcement of jointly-owned patents, including actions against an infringer, the Parties shall consult with each other in good faith as to the best manner in which to proceed. The Parties agree as a basic principle that in the case of such actions against infringers, the expenses incurred and damages awarded shall be for the account of the Party or Parties that take such actions to the extent of their financial participation therein. Either Party may withdraw from or abandon any jointly-owned patent or patent application, on reasonable prior notice to the other Party providing a free-of-charge option to assume the prosection and maintenance thereof.

     8.2    Patent Enforcement.

            (a) As soon as it shall have knowledge thereof, Alteon shall promptly advise Genentech of any infringement of the Licensed Patents in the Territory by a Third Party. Alteon shall have the first right, but not the duty, to institute patent infringement actions against Third Parties based on any Licensed Patent under this Agreement. If Alteon does not institute an infringement proceeding against an offending Third Party within ninety (90) days after receipt of notice from Genentech, Genentech shall have the right, but not the duty, to institute such an action. The costs and expenses of any such action (including fees of attorneys and other professionals) shall be borne by each Party to the extent of their participation therein, or, if the Parties elect to cooperate in instituting and maintaining such action, such costs and expenses shall be borne by the Parties in such proportions as they may agree in writing. Each Party shall execute all necessary and proper documents and take such actions as shall be appropriate to allow the other Party to institute and prosecute such infringement actions.

            (b) In any infringement suit either Party may institute to enforce any Licensed Patents pursuant to this Agreement, the other Party shall, at the request of the Party initiating such suit, reasonably cooperate, including making available relevant records, papers, information, samples, specimens, and the like. All reasonable out-of-pocket costs incurred in connection with rendering cooperation requested hereunder shall be paid by the Party requesting cooperation.

            (c) Any award paid by Third Parties as a result of such an infringement action (whether by way of settlement or otherwise) shall be shared by each Party to the extent of their participation therein, or, if the Parties have elected to cooperate in instituting and maintaining such action, in such proportions as the they may agree on in writing.

     8.3    Infringement Action by Third Parties.

            (a) In the event of the institution of any suit by a Third Party against Genentech or any Sublicensee for patent infringement involving the manufacture, sale, distribution or marketing of any Licensed Product in the Territory, and such infringement claim is resulted of the use of the Licensed Patents or Licensed Know-How, each Party shall promptly notify the other in writing of its first knowledge of such suit. Alteon may defend such action at Alteon's sole expense on behalf of Genentech with attorneys of its own selection, and Genentech hereby agrees to assist and cooperate with Alteon, at Alteon's own expense, to the extent necessary in the defense of such suit. In such event (i.e., where Alteon has elected to defend in accordance with the preceding sentence), Alteon shall bear the full costs and expenses of such defense (including fees of attorneys and other professionals) and, in any event, whether or not Alteon has elected to defend such action, Alteon shall assume full responsibility for the payment of any award for damages, or any amount due pursuant to any settlement entered into by Alteon with such Third Party, which Alteon shall have the right to do with Genentech's prior consent, which consent shall not be unreasonably withheld or delayed. In addition, Genentech shall be entitled to retain its own counsel in such proceedings, at Genentech's sole expense.

            (b) If Alteon does not commence a defense of such action with (90) days after receiving notice thereof, Genentech shall have the right to defend such suit at its own expense, and Alteon hereby agrees to assist and cooperate with Genentech, at its own expense, to the extent necessary in the defense of such suit. In such event, Genentech shall not enter into any settlement arrangement or other amicable arrangement without the prior consent of Alteon.

            (c) If as a result of any judgment, award, decree or settlement resulting from an action instituted by a Third Party, Genentech is required to pay a royalty or damages to such Third Party, Genentech shall continue to pay the royalties for such Product in the country which is the subject of such action, but shall be entitled to a credit against such payments as provided in
Section 5.5.

     8.4 Survival. This Section 8 shall survive the termination or expiration of this Agreement.


9.   CONFIDENTIALITY AND NON-USE.

     9.1 Confidentiality and Non-use; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the term of this Agreement and for five (5) years thereafter the receiving Party (and its

Sublicensees in the case of Genentech) shall keep, and shall ensure that its officers, directors, employees and agents keep, completely confidential and shall not publish or otherwise disclose and shall not use for any purpose any Development Data or other information furnished to it by the other Party under this Agreement, except to the extent that it can be established by the receiving Party by competent proof that such information:

            (a) was already known to the receiving Party (or its Sublicensee, in the case of Genentech) other than under an obligation of confidentiality, at the time of disclosure by the other Party;

            (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

            (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or

            (d) was disclosed to the receiving Party (or its Sublicensee, in the case of Genentech) other than under an obligation of confidentiality, by a third party who had no obligation to the disclosing Party not to disclose such information to others.

The Parties agree that the material financial terms of this Agreement and the Stock Purchase Agreement, shall also be considered confidential information of both Parties.

     9.2 Authorized Disclosure. Each Party may disclose the other's Development Data and other confidential information to its Sublicensees (in the case of Genentech), and its and their officers, directors, employees and outside consultants (provided that such Persons first agree to be bound by confidentiality provisions at least as protective of such confidential information as this Section
9), as reasonably necessary for the purposes of this Agreement.
Each Party may also disclose such confidential information of the other Party to any Third Party as permitted under Section 9.3, and to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, complying with applicable governmental regulations (including, without limitation, to comply with SEC, Nasdaq or stock exchange disclosure requirements), complying with legal and regulatory requirements in conducting any pre-clinical or clinical trials hereunder, filing any submissions for any Regulatory Approval of a Licensed Product in the Field, or as otherwise necessary for the purposes of this Agreement; provided, however, that if a Party is required to make any such disclosure of the other Party's confidential information it will give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such information required to be disclosed.

     9.3 Publications. Each Party shall consult with the other Party prior to the submission of any manuscript for publication, or abstract, poster or other disclosure, if such proposed disclosure will contain any Development Data or other confidential information of the other Party. Such consultation shall include (a) providing a copy of the proposed manuscript or other disclosure to the other Party at least sixty (60) days prior to the earlier of (i) the proposed date of submission to the publisher or (ii) the anticipated date of disclosure to any Third Party, (b) incorporating all appropriate changes proposed by the other Party as to its confidential information in the proposed disclosure, and (c) deleting all confidential information of the other Party as it may request. During the foregoing consultation period, the Parties shall also review the proposed disclosures for purposes of determining whether or not to file any patent application thereon prior to disclosure, as provided in Section 8.

     9.4    Third Party Information

            (a) The Parties recognize that Alteon may have other development/marketing partners and/or other licensees for the Licensed Know-How. Alteon shall, to the extent reasonably possible, seek to provide in its agreements with such Third Parties that confidential information developed by such Third Parties related to the Compounds and the Licensed Products may be shared by Alteon with Genentech for Genentech's and its Sublicensees' use under this Agreement, provided that Genentech is then willing to make a corresponding commitment to permit Alteon to share confidential information related to the Compounds and the Licensed Products developed by or on behalf of Genentech pursuant to this Agreement with such Third Party, subject to the execution of a confidentiality agreement among the parties governing such disclosures.

            (b) Genentech acknowledges that the Yamanouchi Agreements contain a provision substantively similar to Section 9.4(a). Genentech consents to permitting Alteon to share relevant confidential information developed by or on behalf of Genentech under this Agreement with Yamanouchi and Alteon agrees to share relevant confidential information developed by Yamanouchi with Genentech, provided that the Parties and Yamanouchi first enter into a mutually acceptable confidentiality agreement.

     9.5 Remedies. The Parties acknowledge that money damages alone would not adequately compensate either Party in the event of a breach by the other (or its Sublicensees in the case of Genentech) of this Section 9, and that, in addition to all other remedies available to such Party at law or in equity, such Party shall be entitled to injunctive relief for the enforcement of its rights hereunder.

     9.6 Survival. This Section 9 shall survive the termination or expiration of this Agreement. The provisions of this Section
9 shall replace in their entirety the provisions of the Confidential Disclosure and Non-use Agreement between the Parties dated as of July 24, 1996, which is hereby superseded.

10.  TERMINATION.

     10.1 Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided hereunder, shall expire as follows:

            (a) As to each Licensed Product and as to each country or jurisdiction in the Territory, upon the later of: (i) expiration of the last to expire of the Valid Claims necessary for the use and sale of such Licensed Product in such country or jurisdiction; or
(ii) twelve and one-half (12-1/2) years from the First Commercial Sale of such Licensed Product in such country or jurisdiction.

            (b) In its entirety upon its expiration as to all Licensed Products throughout in the Territory.

     10.2 Effect of Expiration of Term. Following expiration of the term of this Agreement, in whole or in part, pursuant to Section 10.1, Genentech shall have the perpetual royalty-free non-exclusive right and license under the Licensed Know-How and Licensed Patents to continue to make, have made, use and sell Licensed Products in the Field in such country(ies) or jurisdiction(s) in the Territory to which this Agreement is expired, including the right to grant sublicenses therefor, as previously licensed under Section 4.1. In addition, commencing at least twelve
(12) months before the expiration of the term in whole or in part, the Parties shall discuss in good faith whether to enter into an extension of the Manufacturing and Supply Agreement, or other terms and conditions for continued manufacture and supply of Licensed Products in any country(ies) or jurisdiction(s) after expiration.

     10.3 Insolvency or Bankruptcy. Either Party may, in addition to any other remedies available to it by law or in equity, terminate this Agreement effective on notice to the other Party, in the event the other Party shall become insolvent or bankrupt, or shall have made an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receive of the other Party or substantially all of its property, or any case or proceeding shall have been commenced or other action taken by or against the other Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, or there shall have been issued a warrant of attachment, execution, distraint or similar process against any substantial part of the property of the other Party, and any such event shall have continued for ninety (90) days undismissed, unbonded and undischarged. Furthermore, all rights and licenses granted under this Agreement are, and shall be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to "intellectual property" as defined in
Section 101(56) of the United States Bankruptcy Code. The Parties agree that in the event of the commencement of a bankruptcy proceeding by or against one Party hereunder under the United States Bankruptcy Code, the other Party shall be entitled to complete access to any such intellectual property, and all embodiments of such intellectual property, pertaining to the rights granted in the licenses hereunder of the Party by or against whom a bankruptcy proceeding has been commenced.

     10.4   Breach.

            (a) Failure by either Party to comply with any of the material obligations of such Party contained in this Agreement shall entitle the other Party to give notice to the defaulting Party specifying the nature of the default and requiring it to cure such default. If such default is not cured within sixty (60) days after the receipt of such notice (or, if such default cannot be cured within such sixty (60) day period, if the defaulting Party does not commence and diligently continue actions to cure such default in such sixty (60)-day period, and complete such cure within an additional thirty (30) days), the other Party shall be entitled, without prejudice to any of its other rights or remedies conferred on it by this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement entirely on notice to the other Party, effective immediately. The right to terminate this Agreement, as herein provided, shall not be affected in any way by the other Party's waiver or failure to take action with respect to any previous default.

            (b) In the event that either (i) Genentech fails to make timely payments to Alteon when required under this Agreement or the Stock Purchase Agreement, or (ii) Genentech fails materially to use all commercially reasonable efforts in connection with the development and commercialization of Licensed Products, either of which failures shall be deemed a breach of a material obligation of Genentech hereunder, and Alteon elects pursuant to Section 10.4(a) to terminate this Agreement, then Genentech shall promptly transfer to Alteon, at Genentech's expense, copies of all Development Data in Genentech's possession or control with respect to all Licensed Products or Compounds. After the effective date of such termination, Genentech shall have no further obligations to Alteon with respect to the development and commercialization of Licensed Products or Compounds, the underlying rights to the Licensed Patents and the Licensed Know-How as such rights pertain to such Licensed Products and Compounds shall be the sole property of Alteon, and all of Genentech's rights thereto under this Agreement shall terminate, including the underlying rights to the Licensed Patents and the Licensed Know-How as such rights pertain to such Licensed Products or Compounds, as provided in Section 4.1. Genentech, at Genentech's expense, shall execute all documents and make any filings necessary to assign all rights with respect to any such Licensed Products and Compounds, and the underlying rights to the Licensed Patents and the Licensed Know-How as such rights pertain thereto, to Alteon.

            (c) In the event that Alteon fails materially to use all commercially reasonable efforts in connection with the development and commercialization of Licensed Products, which failure shall be deemed a breach of a material obligation of Alteon hereunder, and Genentech elects under Section 10.4(a) to terminate this Agreement, then: (i) Alteon shall reimburse Genentech for any amounts paid or reimbursed by Genentech hereunder or under the Stock Purchase Agreement that were in excess of the agreed upon Collaborative Budget for Alteon's Development Costs, including any accrued and non-cancelable expenditures incurred in accordance with the agreed- upon Collaborative Budget; (ii) Genentech's further funding obligations to Alteon shall terminate as provided in Section 3.11(c); and (iii) Alteon shall promptly transfer to Genentech, at Alteon's expense, copies of all Development Data in Alteon's possession or control with respect to Licensed Products or Compounds. After the effective date of such termination, Genentech shall have no further obligations to Alteon under this Agreement with respect to the development and commercialization of Licensed Products except as set forth herein. Such termination shall not terminate any rights of Genentech under this Agreement, and Genentech shall continue to have an exclusive license to develop, make, have made, use and sell Licensed Products, including the underlying rights to the Licensed Patents and the Licensed Know-How as such rights pertain to such Licensed Products or Compounds, as provided in Section 4.1. Such license rights shall be subject to the royalty obligations in Section 5, except that with respect to Net Sales that occur following such termination, the applicable royalty rates set forth in Section 5 shall be reduced by fifty percent (50%), and Genentech's obligation to make milestone payments under Section 5.1 shall terminate with respect to any and all milestones that have not been achieved as of the effective date of such termination. Alteon, at Alteon's expense, shall execute all documents and make any filings necessary to perfect such license rights with respect to any such Licensed Products and Compounds, and the underlying rights to the Licensed Patents and the Licensed Know-How as such rights pertain thereto, in Genentech. In addition, Alteon (on its own or using approved Third Party Manufacturer(s)) shall remain responsible for any manufacture and supply obligations hereunder and/or under the Manufacturing and Supply Agreement until Alteon has fully transferred and enabled Genentech and/or its designated Sublicensee(s) or Third Party(ies) to undertake such manufacture and supply of Licensed Products, including by transfer of the most current version of all regulatory filings, Licensed Knowhow (including materials and expertise) necessary to undertake such manufacture and supply, and by making its personnel and resources available. Alteon shall bear its own costs and expenses in connection with any such transfers and enablement.

     10.5 Termination by Genentech. Genentech shall have the right to terminate the license granted pursuant to this Agreement, in its entirety (or as to any Licensed Product in any country in the Territory), at any time (or from time to time), in any case of at least six (6) months' advance notice to Alteon. Such termination shall be effective six (6) months from the effective date of such notice, and all Genentech's rights and duties associated therewith shall cease as of that date, subject to Sections 10.7-10.10.

     10.6 Discontinuance of Sales. Alteon may terminate the license granted herein, as to any Licensed Product in any country in the Territory in which Genentech voluntarily discontinues commercial sales of such Products, for any reason other than as set forth in
Section 11.2 or than that Genentech is legally barred from selling such Products in such country, and Genentech fails to start selling such Products again in such country within one hundred eighty (180) days after notice from Alteon to Genentech regarding such discontinuance.

     10.7   Additional Effects of Termination.

            (a) Upon termination of this Agreement in part with respect to any Product in any country in the Territory pursuant to
Section 10.5 or 10.6, Genentech shall promptly: (i) transfer, at Genentech's expense, to Alteon or such other Person as Alteon shall designate, any and all rights that it may have under any government registrations or authorizations in such country with respect to such Licensed Product (and shall cancel any such registrations or authorizations with respect thereto as are not transferable); (ii) provide Alteon, at Genentech's expense, with all Development Data in Genentech's possession or control relating to any such governmental registrations or authorizations in such country with respect to such Licensed Product; and (iii) discontinue all use, sale and distribution of such Licensed Product in such country (except as provided in Section 10.8) and the use of the Licensed Patents and Licensed Know-How in connection therewith. All rights of Genentech under the licenses for such Licensed Product granted hereunder in such country shall revert to Alteon. Although this Agreement shall terminate with respect to such Licensed Product in such country, it shall continue in effect for such Licensed Product in all other countries in the Territory, and for all other Licensed Products throughout the Territory.

            (b) Upon termination of this Agreement in its entirety pursuant to Section 10.5, Genentech shall promptly: (i) transfer, at Genentech's expense, to Alteon or such other Person, as Alteon shall designate, any and all rights that it may have under any government registrations or authorizations in any country in the Territory with respect to the Licensed Products (and shall cancel any such registrations or authorizations with respect thereto as are not transferable); (ii) provide Alteon, at Genentech's expense, with all Development Data and other information in Genentech's possession or control relating to such governmental registrations or authorities in any country in the Territory with respect to all Licensed Products; and (iii) discontinue all use, sale and distribution of all Licensed Products (except as provided in Section 10.8) and the use of the Licensed Patents and Licensed Know-How in connection therewith. All rights of Genentech under the licenses for such Products granted under this Agreement shall revert to Alteon.

     10.8 Right to Sell Stock on Hand. Upon the termination of any license granted in this Agreement, in whole or as to any Licensed Product in any country in the Territory (except under Sections 10.3 or 10.4), Genentech shall have the right, for six (6) months or such longer period as the Parties may reasonably agree, to dispose of all Licensed Product or substantially completed Licensed Product then on hand to which such termination applies, and royalties shall be paid to Alteon with respect to such Licensed Product as provided in this Agreement.

     10.9 Termination of Sublicenses. No termination of this Agreement in whole or in part (except by Genentech under 10.5 or Alteon under Section 10.4) shall terminate any sublicenses granted by Genentech under this Agreement, and thereafter each such Sublicensee shall be a direct licensee of Alteon, provided that such Sublicensee is then in full compliance with all terms and conditions of its sublicense agreement, and such Sublicensee agrees, at least ten (10) days before the effective date of termination of this Agreement in whole or in part to assume all obligations of Genentech under this Agreement.

     10.10  Accrued Rights, Surviving Obligations.

            (a) Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration; provided, however, that each Party agrees to use commercially reasonable efforts to mitigate all costs and expenses to be paid or reimbursed by the other Party in connection with any such expiration, relinquishment or termination. Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement. Without limiting the generality of the foregoing, termination of this Agreement shall not terminate Genentech's obligation to pay the royalties applicable to Net Sales of Licensed Products that accrue under this Agreement prior to the effective date of such termination.

            (b) All of the Parties' respective rights and obligations under Sections 3.8, 3.11(c), 4.9, 6, 7, 8, 9, 10.2,
10.4, 10.6-10.10, 11.5, 11.7, 11.16 and 11.17 shall survive any expiration, relinquishment or termination of this Agreement.


11.  MISCELLANEOUS.

     11.1 Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. Neither Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

     11.2 Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other for loss or damages or shall have any right to terminate this Agreement for any default or delay attributable to any act of God, flood, fire, explosion, strike, lockout, labor dispute, shortage of raw materials, casualty or accident, war, revolution, civil commotion, act of public enemies, blockage or embargo, injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or subdivision, authority or representative of any such government, or any other cause beyond the reasonable control of such Party, if the Party affected shall give prompt notice of any such cause to the other Party. The Party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled. However, nothing in this Section 11.2 shall excuse or suspend the obligation to make any payment due hereunder in the manner and at the time provided.

     11.3 Non-solicitation of Employees. During the term of this Agreement, neither Party shall, directly or indirectly, in any manner solicit, induce or attempt to induce any senior management employee, scientist or sales and marketing personnel of the other Party or terminate his or her employment with such other Party.

     11.4 Assignment. Neither Party shall be entitled to assign its rights hereunder except: (a) as an incident to the merger, consolidation, reorganization, acquisition of stock or assets affecting substantially all of the assets or voting control of the assigning Party; (b) to any wholly-owned Affiliate if the assigning

Party remains fully liable and responsible for the performance and observance of all of the wholly-owned Affiliate's obligations hereunder; or (c) with the prior consent of the other Party hereto.

     11.5 Representations and Warranties. Each Party represents and warrants to the other that: (i) it is free to enter into this Agreement; (ii) the execution and delivery of this Agreement, the Stock Purchase Agreement and the Manufacture and Supply Agreement and the performance of the transactions contemplated hereby and thereby have been duly authorized by all appropriate corporate action; (iii) this Agreement, the Stock Purchase Agreement and and the Manufacture and Supply Agreement are legal and valid obligations binding on it and enforceable in accordance with its terms; and (iv) the execution, delivery and performance of this Agreement, the Stock Purchase Agreement and the Manufacture and Supply Agreement do not conflict with or violate any other agreement, instrument or understanding to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or agency having jurisdiction over it. In addition, Alteon represents and warrants to Genentech that: (A) Alteon has the right to grant the licenses granted in Section 4.1, and has not knowledge of any rights of any Third Party(ies) that would interfere with the use of the Licensed Know-how or practice of the Licensed Patents by Genentech as contemplated under this Agreement; and (B) Alteon has no knowledge, as of the Effective Date, from which it can be inferred that any patents or patent applications within the Licensed Patents are invalid or unenforceable or that their exercise would infringe patent rights of Third Parties.

     11.6 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     11.7 Notice. Any notice, request, consent, approval, designation or other communication required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered by messenger, facsimile transmission (receipt verified), express or overnight courier service (signature required), or telegram, prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

            (a)  In the case of Alteon, to:

                 Alteon Inc.
                 170 Williams Drive
                 Ramsey, New Jersey  07446
                 Attention: Chief Executive
                 Facsimile No.:  (201) 934-0090

            (b)  In the case of Genentech, to:

                 Genentech, Inc.
                 One DNA Way
                 South San Francisco, California  94080
                 Attention: Corporate Secretary
                 Facsimile No.:  (650) 952-9881

or to such other address for such Party as it shall have specified by like notice to the other Party hereunder, provided that notices of a change of address shall be effective only upon receipt thereof. If sent by messenger, facsimile transmission, express courier service, or telegram, the next business day after the date of mailing or transmission shall be deemed to be the date on which such notice or request has been given.

     11.8 Use of Names. Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name or trademark of the other Party for any purpose in connection with the performance of this Agreement.

     11.9 Public Announcements. Except as required by applicable law, neither Party shall issue any press release or make any other public announcement concerning this Agreement or the subject matter hereof, including as necessary to comply with applicable laws or regulations, without the prior consent of the other Party, which consent shall not be unreasonably withheld. The Parties agree that if either is required to file this Agreement with any governmental agency, such Party will redact the financial and other sensitive technical or business terms of this Agreement to the extent possible in order to keep the terms of this Agreement confidential. In any publication or announcement permitted under this Agreement, each Party shall acknowledge its collaboration with the other Party under this Agreement.

     11.10 Costs and Expenses. Except as otherwise expressly provided in this Agreement, each Party shall bear all costs and expenses associated with the performance of its own obligations under this Agreement.

     11.11 Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

     11.12 Inconsistency. If there is any inconsistency between the provisions of this Agreement, the Stock Purchase Agreement or the Manufacture and Supply Agreement and any purchase order or other document passing between the Parties, the provisions of this Agreement, the Stock Purchase Agreement or the Manufacture and Supply Agreement shall control and be determinative.

     11.13 Compliance with Law. Nothing in this Agreement shall be deemed to permit a Party to export, reexport or otherwise transfer any Product sold under this Agreement without compliance with applicable laws.

     11.14 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     11.15 Amendment. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized representative of each Party.

     11.16 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey without regard to its choice of law principles, except that in the event of any dispute arising out of this Agreement that is the subject of alternative dispute resolution under Section 11.17 or a claim before a court of competent jurisdiction, this Agreement shall be interpreted in accordance with the laws of the jurisdiction of the defendant (except a defendant by virtue of a counterclaim), which in the case of Alteon shall be New Jersey and in the case of Genentech shall be California.

     11.17 Alternative Dispute Resolution. If the Parties so elect, they may submit any dispute between them relating to this Agreement or the subject matter hereof which cannot be resolved by the Parties in accordance with the provisions of this Agreement, for attempted settlement by means of alternative dispute resolution, which can include, as agreed upon by the Parties, moderated settlement, minitrial, use of expert advisor mediation, non-binding arbitration, or binding arbitration, in any case as mutually selected by the Parties and subject to the governing law provisions of Section 11.16. All proceedings for the alternative resolution of a dispute (an "ADR Proceeding"), if elected by the Parties, shall be designed to conclude within four (4) months of the original notice and shall be held at a mutually agreeable location. If the Parties have elected an ADR Proceeding, they shall have thirty (30) days after their election to agree on an umpire for the ADR Proceeding, who shall be selected from among the members of JAMS Endispute, located in Morristown, New Jersey, and to agree on the form of the ADR Proceeding. If the Parties cannot agree on the umpire to be used within such period, JAMS Endispute shall appoint one of its members to serve as umpire for the ADR Proceeding, and if the Parties cannot agree on the form of ADR Proceeding to be used, then non-binding arbitration shall be used, with an independent arbitrator acceptable to both Parties.
The Parties will cooperate with each other in causing any ADR Proceeding elected hereunder to be held in as efficient and expeditious a manner as practicable.

     11.18 Prevailing Party. In the event of any dispute between the Parties relating to this Agreement or the subject matter hereof that results in a suit or other legal proceeding (including any ADR Proceeding), the prevailing Party (in addition) to all other amounts an relief to which such Party may be entitled) shall be entitled to recover its reasonable attorneys' fees and other costs and expenses incurred in any such action or legal proceeding.

     11.19 Entire Agreement. This Agreement, together with the Stock Purchase Agreement and the Manufacture and Supply Agreement, sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them. Neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth in a valid amendment of this Agreement.

     11.20 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement.

     11.21 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed and delivered by its duly authorized officer as of the Effective Date.


                              ALTEON INC.


                              By: /s/ James J. Mauzey
                                  --------------------------

                              Name:  James J. Mauzey

                              Title: Chairman and Chief
                                     Executive Officer


                              GENENTECH, INC.


                              By: /s/ Nicholas J. Simon
                                  ---------------------

                              Name: Nicholas J. Simon

                              Title: Vice President

                            EXHIBIT A

                         LICENSED PATENTS

                                *

* Confidential Treatment Requested

                             EXHIBIT B

                     AGE-INHIBITOR CANDIDATES



ALT-946

                             EXHIBIT C

                   SECOND GENERATION CANDIDATES



ALT-946

                             EXHIBIT D

                                *

* Confidential Treatment Requested